MEMBERSHIP INTERESTS PURCHASE AGREEMENT

by and among

CALIFORNIA HOLDINGS McCALL, LLC

ESCONDIDO II, LLC,

WELLHEAD ELECTRIC EQUIPMENT, LLC

and

MMC ENERGY, INC.

Dated as of May 21, 2009

TABLE OF CONTENTS

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Table of Contents (continued)

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		Page

Section 8.13	Interpretation	45

Section 8.14	Further Assurances	45

Section 8.15	No Agency or Other Arrangement	45

Section 8.16	Definitions	45

Exhibit A	Form of Membership Interest Assignment

Exhibit B	Form of Chula Vista Asset Management Agreement

Exhibit C	Form of Escondido Asset Management Agreement

Exhibit D	Notice Provisions

MEMBERSHIP INTERESTS PURCHASE AGREEMENT, dated as of May 21, 2009 (the “Agreement”) among California Holdings McCall, LLC, a Delaware limited liability company (“CHM”), Escondido II, LLC, a Delaware limited liability company (“EII,” and together with CHM, the “Buyers”), Wellhead Electric Equipment, LLC, a Delaware limited liability company (“Guarantor,” and together with the Buyers, the “Buyer Parties”) and MMC Energy, Inc., a Delaware corporation (the “Seller”).

WITNESSETH :

WHEREAS, (i) on February 27, 2009, the Guarantor purchased certain assets from Seller in furtherance of the transactions contemplated hereby, including funding $1,100,000 of consideration as part of such purchase that otherwise would be paid hereunder, and (ii) Guarantor agreed hereunder to fund certain expenditures in respect of Seller’s plant and equipment, including the maintenance and replacement thereof as specifically provided in Section 2.1(a) of the Asset Management Agreements and to pay certain storage and demurrage costs as provided in Section 4.12 (the amount provided under (i) and the sum of the amounts expended by the Guarantor under (ii) above at the time of any determination, collectively, the “Funded Purchase Price”);

WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to transfer to Buyers and Buyers desire to acquire certain assets of the Seller through Buyers’ acquisition of the Acquired Companies, which assets by asset classification and Acquired Company are as set forth in Schedule A hereto (the “Purchased Assets”) and the related liabilities (if any) in respect of such Purchased Assets to the extent specifically listed on Schedule A; and

WHEREAS, pursuant to the terms of this Agreement, the Seller shall transfer the Purchased Assets to the Acquired Companies at or prior to the Closing in the manner specified in Schedule A hereto (the “Transfer”); and

WHEREAS, the respective Boards of Directors or Members, as the case may be, of the Buyers and the Seller have approved and declared the transactions contemplated by this Agreement advisable, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, subject to the fiduciary duties of the Seller’s Board of Directors under applicable Laws and Section 4.2 of this Agreement, the Board of Directors of the Seller has resolved to recommend to the Seller’s stockholders the approval and adoption of this Agreement and the approval of the Transaction upon the terms and subject to the conditions set forth in this Agreement (the “Seller Board Recommendation”); and

WHEREAS, Buyers and Seller wish to make certain representations, warranties, covenants and agreements in connection with the Transaction and to prescribe certain conditions to the consummation of the Transaction as set forth herein; and

WHEREAS, terms used herein shall have the respective meanings ascribed to such terms in Section 8.16, unless otherwise noted.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Buyers, Guarantor and Seller agree as follows:

ARTICLE I
SALE AND PURCHASE OF ASSETS; CLOSING

Section 1.1             Assets to be Purchased.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyers, and Buyers shall purchase and acquire from Seller, free and clear of any Liens, other than Buyer Created Liens, all of Seller’s right, title and interest in and to the following:

(a)           100% of the outstanding memberships interests (the “MMC 1 Interests”) in Chula Vista Energy Center, LLC, a Delaware limited liability company (“MMC 1”);

(b)           100% of the outstanding memberships interests (the “MMC 2 Interests”) in Escondido Energy Center, LLC, a Delaware limited liability company (“MMC 2”); and

(c)           100% of the outstanding memberships interests (the “MMC 3 Interests”) in Power Electric Equipment, LLC, a Delaware limited liability company (“MMC 3,” together with MMC 1 and MMC 2, the “Acquired Companies”).

The MMC 1 Interests, MMC 2 Interests and MMC 3 Interests are herein referred to collectively as the “Membership Interests.”  Notwithstanding the foregoing, and subject to the transfer prior to the Closing of the Excluded Assets and the Excluded Liabilities to an entity designated by Seller, at the election of the Guarantor, the Buyers, in addition to or in lieu of the acquisition of the Membership Interests, may purchase and acquire from Seller, free and clear of any Liens, other than Buyer Created Liens, all of Seller’s right, title and interest in and to 100% of the outstanding membership interests (the “MMC NA Interests”) in MMC Energy North America, LLC, a Delaware limited liability company (“MMC North America”), 100% of the outstanding membership interests (the “MMC CV Interests”) in MMC Chula Vista, LLC, a Delaware limited liability company (“MMC Chula Vista”) and/or 100% of the outstanding membership interests (the “MMC Escondido Interests”) in MMC Escondido, LLC, a Delaware limited liability company (“MMC Escondido”).  In such event, the term “Membership Interests” shall include such of the MMC NA Interests, the MMC CV Interests and/or the MMC Escondido Interests as the Guarantor shall have elected to cause Buyers to purchase and the term “Acquired Companies” as of the Closing shall include such of MMC North America, MMC Chula Vista and MMC Escondido as to which Buyers have purchased such Membership Interests; provided, however, if Guarantor shall have made any such election then Seller shall be entitled to amend the representations and warranties and the Seller Disclosure Schedule in respect of any representations and warranties of MMC North America, MMC Chula Vista and MMC Escondido contained in Article II in order that the representations and warranties of such entities shall be true and correct as of the date of this Agreement and as of the Closing.  As used herein, “Seller Parties” means Seller, MMC North America, MMC Chula Vista and MMC Escondido.

Section 1.2            Excluded Assets and Liabilities; Offset.

(a)           Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the following assets (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and, except as provided in the Asset Management Agreements, shall remain the property of Seller after the Closing:

(i)           all cash, cash equivalents and short-term investments held by any of the Seller Parties or any of Acquired Companies on or prior to the Closing Date;

(ii)           all accounts receivable of any of the Seller Parties or any of the Acquired Companies arising or accruing with respect to periods ending on or prior to the Closing Date;

(iii)           the contents of that certain storage container presently located at the Chula Vista facility containing equipment formerly located at Seller’s Mid-Sun Facility;

(iv)           the Chula Vista Turbines; and

(v)           except as listed in the Seller Disclosure Schedule (as hereinafter defined), all tangible and intangible assets owned by Seller located in New York.

(b)           Except as provided for herein and the Asset Management Agreements, Seller shall remain responsible for all liabilities, including any ordinary course expenses, incurred by any of the Acquired Companies prior to the Closing Date in connection with the operation of the Business until the Closing (the “Excluded Liabilities”).

(c)           With the consent of the Seller, not to be unreasonably withheld (and without duplication of any amounts already accounted for in Section 1.3 below or elsewhere in this Agreement), the Buyers shall be entitled to offset and deduct the amount of any such Excluded Liabilities from any payments to be made to Seller in respect of any Excluded Assets pursuant to Section 4.15.  With the consent of the Seller, not to be unreasonably withheld, the Buyer Parties shall be entitled to offset and deduct from any payment due and owing by any Buyer Party to any Seller Party pursuant to Article IV hereof the amount owed by any Seller Party to any Buyer Party pursuant to Article IV hereof.  With the consent of Guarantor, not to be unreasonably withheld, any Seller Party shall be entitled to offset and deduct from any payment due and owing by any Seller Party to any Buyer Party pursuant to Article IV hereof the amount owed by any Buyer Party to any Seller Party pursuant to Article IV hereof.

Section 1.3            Consideration.

(a)           The consideration for the Membership Interests (the “Purchase Price”) consists of  (i) the Funded Purchase Price, the amount of which has either been paid to Seller or will have been funded or paid by the Guarantor pursuant to this Agreement as of the Closing Date, plus (ii) two million dollars ($2,000,000) (the “Deposit”), which amount has been funded pursuant to the Escrow Agreement plus (iii)  two million eight hundred sixty-five thousand five hundred dollars ($2,865,500).  The Purchase Price shall be adjusted by the amount of any Current Asset Baseline Adjustment (which may be a negative number) and decreased by (A) any payments made by Buyers under Section 4.17 with respect to the Callidus SCR Contracts and (B) the amount of the EBITDA (as defined in the Asset Management Agreements and which may be a negative number thereunder), if any, that accrues for the benefit of the Guarantor and Buyer Parties or the Seller under the Asset Management Agreements to the extent specifically provided for therein.

(b)           In addition, Buyer and Seller agree that all of the items listed below (including to the extent such items have been prepaid by Seller (or its Subsidiaries)) relating to the Business and Purchased Assets will be prorated between the Seller and Buyers as of the Effective Date (as defined in the Asset Management Agreements) and, to the extent such items have not already been taken into account in the adjustments provided for in Section 1.3(a), a corresponding adjustment shall be made to the Purchase Price, with Seller responsible for such items relating to any period prior to the Effective Date of each relevant Asset Management and Buyers responsible for such items relating to periods on and after the Effective Date of each relevant Asset Management Agreement: (i) real and personal property Taxes due in respect of the Owned Real Property Interests and the Leased Property Interests (if any), (ii) utilities, and (iii) interconnection agreements.  Such prorations shall be made by the dividing the relevant dollar amounts by the number of days occurring during the applicable period.  The amount set forth in Section 1.3(a)(iii) (as adjusted in accordance with Section 1.3(a)) as further adjusted for the prorations to be made under this paragraph (b) being collectively referred to herein as the “Seller’s Closing Payment”).  If an Asset Management Agreement is not entered into with respect to Chula Vista or Escondido, then the “Effective Date” with respect to such facility shall be deemed to refer to the Closing Date.

(c)           The Buyers shall pay the remainder of the Purchase Price as follows on the Closing Date:  (i) Pursuant to the Escrow Agreement and the terms hereof, Seller shall and Buyers shall or shall cause Wellhead Electric Company Inc. (“Wellhead”) to issue a Joint Written Direction to the Escrow Agent to cause it to release the Deposit to the Seller on the Closing Date and (ii) Buyers shall deliver the Seller’s Closing Payment by wire transfer of immediately available funds to such account or accounts as Seller shall have designated in writing prior to the Closing Date.

Section 1.4            Guaranty of Guarantor.  Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, to Seller (i) the punctual payment when due of the Purchase Price and all other payment obligations of the Buyers now or hereafter existing under this Agreement, and (ii) the punctual performance of all other covenants, agreements, undertakings and obligations of the Buyers under this Agreement.

Section 1.5            Closing.  The closing of the purchase and sale provided for in this Agreement (the “Closing”) shall take place at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the later of (i) the second Business Day after the satisfaction or waiver (to the extent permitted by this Agreement and applicable Law) of the conditions set forth in Article VI (other than those that are to be satisfied by action at the Closing) and (ii) the earlier of (A) the second Business Day following the date on which both of the Buyer EBITDA Notices (as defined in the Asset Management Agreements) shall have been delivered under the Asset Management Agreements (which may be delivered on different dates) and (B) 11:59 p.m., Pacific time, on August 31, 2009, at the offices of DLA Piper, 1251 Avenue of the Americas, New York, NY 10020, unless another time, date or place is agreed to in writing by Buyers and the Seller.  As used in this Agreement, the term “Business Day”) shall mean any day other than a Saturday, Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

Section 1.6            Allocation.  The Purchase Price shall be allocated in accordance with the Code and the rules and regulations of the Internal Revenue Service (“IRS”).  Such allocation shall be as set forth on a schedule to be delivered by Buyers within forty-five (45) days following the Closing and to which Seller shall have fifteen (15) days to reasonably object by written notice to Guarantor.  If the Seller so objects, the Guarantor and the Seller agree to negotiate in good faith to agree upon such allocation within an additional thirty (30) days.  If they are unable to do so within such period, they shall submit the Purchase Price allocation (or disputed portion thereof) to a mutually acceptable accounting firm not affiliated with either Buyers or Seller (the “Arbitrator”), whose decision with respect to the Purchase Price allocation shall be final and binding.  The Arbitrator shall render its decision with respect to such matters within twenty (20) days after such matters are submitted to the Arbitrator and shall deliver the Purchase Price allocation to Buyers and Seller at such time.  Seller and Buyers shall each provide promptly all information and documents within their respective possession that the Arbitrator, in its sole discretion, deems necessary in order to make its decision with respect to the Purchase Price allocation.  The fees and expenses of the Arbitrator shall be borne equally by Seller and Buyers.  Buyers shall prepare and deliver IRS Form 8594 to Seller within fifteen (15) days after the Arbitrator renders its decision to be filed with the IRS.  After the IRS Form 8594 is filed, the parties shall make consistent use of the allocation, fair market value and useful lives specified in such schedule for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code.  In any Proceeding related to the determination of any Tax, neither Buyers nor Seller or stockholders shall contend or represent that such allocation is not a correct allocation.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as disclosed in the corresponding section of the disclosure schedule delivered by the Seller to Buyers immediately prior to the execution of this Agreement  (the “Seller Disclosure Schedule”) (it being agreed that no reference to or disclosure of any item or other matter in the Seller Disclosure Schedule shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to or disclosed in the Seller Disclosure Schedule or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which the Seller is a party exists or has actually occurred and (z) with the exception of the representation regarding capitalization set forth in Section 2.2 hereof, all references in this Article II to the “Seller” or its “Subsidiaries” shall be deemed to be references to the Seller and its Subsidiaries, including the Acquired Companies, the Seller represents and warrants to the Buyers as of the date hereof as follows:

Section 2.1            Qualification, Organization, Etc.

(a)           As of the date hereof and as of the Closing Date, the Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.  As of the date hereof and as of the Closing Date, the Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Seller.  As used in this Agreement, the term “Material Adverse Effect” on or with respect to the Seller, Buyers or the Acquired Companies, as the case may be, means any effect, change, fact, event, occurrence, development or circumstance (any such item alone or in combination with any other effect, change, fact, event, occurrence, development or circumstance, an “Effect”) that (A) is or would reasonably be expected to result in an adverse effect on or change in the financial condition, properties, business, results of operations, or net assets of the Seller and its Subsidiaries, taken as a whole or any Acquired Company, as the case may be, or the Buyers and all of their Affiliates, taken as a whole, as the case may be, of $100,000 or more (after giving effect, in the case of an insured loss, to insurance proceeds used to remediate the loss or insurance proceeds to be paid over to Buyers, other than a Total Loss Payment) or (B) would reasonably be expected to prohibit or materially restrict or impede the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or be taken into account in determining whether there has been, or will be, a “Material Adverse Effect” on or with respect to the Seller, the Acquired Companies or the Buyers, as the case may be: any Effect caused by or resulting from (i) general changes or developments in the industry in which the Acquired Companies or their Subsidiaries or Buyers or their Affiliates operate, as applicable, (ii) political instability, acts of terrorism or war (except to the extent the Purchased Assets are damaged or destroyed thereby), (iii) any change affecting the United States economy generally or the economy of any region in which such party or any of its Subsidiaries or Affiliates conducts business that is material to the business of such party and its Subsidiaries or Affiliates, (iv) any change in the Seller’s stock price or trading volume (it being understood that the facts or occurrences giving rise to or contributing to such change in stock price or trading volume may be deemed to constitute, or be taken into account in determining whether there has been, or will be, a Material Adverse Effect), (v) any failure, in and of itself, by the Seller, the Acquired Companies or their respective Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or will be, a Material Adverse Effect), (vi) the announcement of the execution of this Agreement, or the pendency of the consummation of the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Seller, the Acquired Companies or their respective Subsidiaries, or the Buyers and their respective Affiliates, as applicable, to the extent due to the identity of the Buyers, in the case of the Seller, or the identity of the Seller, in the case of the Buyers, (vii) any change in GAAP or interpretation thereof after the date hereof, (viii) the execution and performance of or compliance with this Agreement, including any action taken with the consent of the other party, or (ix) any claim, action, suit or proceeding alleging breach of fiduciary duty relating to this Agreement or the transactions contemplated by this Agreement, unless, in the case of clause (vii) above, such Effect would reasonably be expected to have a materially disproportionate adverse impact on the financial condition, properties, business, results of operations or net assets of the Seller and its Subsidiaries, taken as a whole, or of the Buyers and their respective Affiliates, taken as a whole, or the Acquired Companies, taken together as a whole, as the case may be, relative to other affected persons.  The copies of the Seller’s certificate of incorporation and by-laws, as amended (the “Seller Organizational Documents”), which have been delivered to Buyers are complete and correct copies thereof, each as amended through the date hereof and as of the Closing Date.  The Seller is not in violation of any provision of its certificate of incorporation or by-laws as of the date hereof and as of the Closing Date.

(b)           The Acquired Companies currently have no, and as of the Closing Date shall not have any, Subsidiaries.  As of the date hereof and as of the Closing Date, all the outstanding equity interests in the Acquired Companies have been validly issued and are fully paid and nonassessable and are owned of record and beneficially by the Seller, free and clear of all mortgages, pledges, claims, restrictions, infringements, liens, charges, encumbrances and security interests and claims of any kind or nature whatsoever (collectively, “Liens”) and free of any other restriction (including preemptive rights and any restriction on the right to vote, sell or otherwise dispose of equity interests).  As of the date hereof and as of the Closing Date, each of the Acquired Companies is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has the power and authority to own its properties and to carry on its business as it is now being conducted or proposed to be conducted following the Transfer, and is duly qualified or licensed to do business and, if applicable, is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or will require such qualification following the Transfer, except for jurisdictions in which the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Company.

Section 2.2            Capital Stock.

(a)           As of the date hereof, the entire authorized capital stock of the Seller consists of 300,000,000 shares of common stock, par value $0.001 per share (the “Seller Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 per share.  As of December 31, 2008, (i) 14,161,325 shares of Seller Common Stock were issued and outstanding, and (ii) no shares of the Seller’s authorized preferred stock were issued or outstanding.

(b)           As of the date hereof and as of the Closing Date, the Acquired Companies do not have any outstanding bonds, debentures, notes or other obligations for borrowed money, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the equity holders of the Acquired Companies on any matter.

(c)           As of the date hereof and as of the Closing Date, the Acquired Companies do not own, directly or indirectly, any amount of capital stock or other equity investment or debt security in any corporation, partnership, limited liability company, joint venture, business, trust or other entity.

Section 2.3            Corporate Authority Relative to this Agreement; No Violation.

(a)           As of the date hereof and as of the Closing Date, the Seller has requisite corporate power and authority to enter into this Agreement and to consummate the Transaction subject, as of the date hereof, to receipt of the Seller Stockholder Approval.  As of the date hereof and as of the Closing Date, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Seller and, except for the Seller Stockholder Approval, no other corporate proceedings on the part of the Seller are necessary to authorize the consummation of the transactions contemplated hereby.  As of the date hereof and as of the Closing Date, this Agreement has been duly and validly executed and delivered by the Seller and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies).

(b)           As of the date hereof and as of the Closing Date, no authorization, consent or approval of, or filing with, any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary for the consummation by the Seller of the transactions contemplated by this Agreement, other than, in connection with or in compliance with (i) the provisions of the Delaware General Corporation Law (the “DGCL”), (ii) the approvals set forth on Section 2.3(b)(i) of the Seller Disclosure Schedule, and (iii) the rules and regulations of the Nasdaq Stock Market (“Nasdaq”) (the consents and approvals referenced in clauses (i) through (iii) above being collectively referred to herein as the “Governmental Approvals”), except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies. As of the date hereof and as of the Closing Date, no consent or approval of any other person is necessary for the consummation by the Seller of the transactions contemplated by this Agreement, other than the approvals set forth in Section 2.3(b)(ii) of the Seller Disclosure Schedule (the “Other Approvals”).  Each of the Governmental Approvals and the Other Approvals shall have been obtained or waived prior to Closing.

(c)           The execution and delivery by the Seller of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof as of the date hereof and as of the Closing Date will not (i) other than the Other Approvals (each of which shall have been obtained or waived prior to the Closing), result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss, alteration or impairment of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Acquired Companies or relating to the Purchased Assets or result in the creation of any Lien upon the Purchased Assets or the Membership Interests, (ii) conflict with or result in any violation of any provision of the Seller Organizational Documents or the certificate of formation or limited liability company agreements of the Acquired Companies (the “Acquired Company Organizational Documents”), true and correct copies of which, as of the date hereof and as of the Closing Date, have been provided to Buyers, or (iii) conflict with or violate any Laws applicable to the Purchased Assets or the Membership Interests, the Acquired Companies or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, right, loss or Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies, the Purchased Assets or the Membership Interests.

Section 2.4            No Undisclosed Liabilities.  As of the date hereof and as of the Closing Date, except (i) for the obligations of any of the Acquired Companies created under this Agreement or as set forth on Schedule A and on Section 2.4 of the Seller Disclosure Schedule, (ii) ordinary course expenses incurred by any of the Acquired Companies prior to the Closing Date in connection with the operation of the Business prior to the Closing Date (which shall remain the obligations of Seller, as provided for in Section 1.2(b)) and (iii) liabilities or obligations which have been discharged or paid in full in the ordinary course of business, none of the Acquired Companies has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise.

Section 2.5            No Violation of Law; Permits.

(a)           As of the date hereof and as of  the Closing Date, except as provided in Section 2.5 of the Seller Disclosure Schedule, each of the Acquired Companies is in compliance with and are not in default under or in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”) applicable to such Acquired Company, or any of its properties or assets, except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies.  Notwithstanding anything contained in this Section 2.5(a), no representation or warranty shall be deemed to be made in this Section 2.5(a) in respect of environmental, employee or tax matters, which are the subject of the representations and warranties made in Sections 2.6, 2.7 and  2.13 of this Agreement, respectively.

(b)           As of the date hereof and as of the Closing Date, the Seller is in compliance with and is not in default under or in violation of any Laws applicable to the Purchased Assets, except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies.  Notwithstanding anything contained in this Section 2.5(b), no representation or warranty shall be deemed to be made in this Section 2.5(b) in respect of environmental, employee or tax matters, which are the subject of the representations and warranties made in Sections 2.6, 2.7 and 2.13 of this Agreement, respectively.

(c)           As of the date hereof, the Seller (together with its Subsidiaries) and, as of the Closing Date, each of the Acquired Companies is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Seller or the Acquired Companies, as the case may be, to own, lease and operate the applicable Purchased Assets or to carry on the business relating to the Purchased Assets as is now being conducted and in connection with the Seller’s pursuit of the Escondido repowering project at the current stage of the permitting process, each of which is listed in Section 2.5(c) of the Seller Disclosure Schedule (the “Seller Permits”), except where the failure to have any of the Seller Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies.  As of the date hereof and as of the Closing Date, all Seller Permits to be transferred to the Acquired Companies pursuant to the Transfer are in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies.

Section 2.6            Environmental Laws and Regulations.  As of the date hereof and as of the Closing Date, the Seller, its Subsidiaries and the Acquired Companies are in compliance with all applicable Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) to which the Purchased Assets are subject (collectively, “Environmental Laws”), the violation of which would have, and would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies; and (b) none of the Seller, any of its Subsidiaries or any of the Acquired Companies has received written notice of, or, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any person asserting an obligation on the part of any such entity to conduct investigations or clean-up activities regarding the Purchased Assets under Environmental Law or alleging liability under or non-compliance with any Environmental Law (collectively, “Environmental Claims”) which would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies.

Section 2.7            Employee Matters

(a)           Employees.  As of the date hereof and as of the Closing Date, none of the Acquired Companies, MMC Escondido or MMC Chula Vista has or has had any employees.

(b)           Employee Benefits.  As of the date hereof and as of the Closing Date, none of the Acquired Companies, MMC Escondido or MMC Chula Vista maintain or contribute to or have had any liability or obligation (whether secondary or otherwise) with respect to any employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974.

Section 2.8            Absence of Certain Changes or Events.  Other than the transactions contemplated by this Agreement, since January 1, 2009 and through the date of this Agreement and through the Closing Date or as set forth in Section 2.8 of the Seller Disclosure Schedule, the business of the Seller as it relates to the Purchased Assets and the businesses of the Acquired Companies have been conducted in the ordinary course consistent with past practice, and there has not been any event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on any of the Acquired Companies.

Section 2.9            Investigations; Litigation.  As of the date hereof, except as described in Section 2.9 of the Seller Disclosure Schedule, and as of the Closing Date:

(a)           there is no investigation or review pending (or, to the Knowledge of the Seller, threatened) by any Governmental Entity with respect to the Seller, the Acquired Companies or any of their respective Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies; and

(b)           there are no actions, suits, inquiries, investigations or proceedings (“Claims”) pending (or, to the Knowledge of the Seller, threatened) against or affecting the Seller, the Acquired Companies or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of or before, any Governmental Entity, in each case, which have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on any of the Acquired Companies.

Section 2.10          Information Supplied.  The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided (i) to stockholders of the Seller in connection with the Transaction (including any amendments or supplements) and any schedules required to be filed with the Securities and Exchange Commission (the “SEC”) in connection therewith (collectively, the “Proxy Statement”), will, at the time the Proxy Statement is first mailed or otherwise provided to stockholders and at the time of the Special Meeting and (ii) any other document to be filed by the Seller with the SEC in connection with the Transaction (the “Other Filings”) will, at the time of first use, not contain any untrue statement of a material fact or omit to state any material required to be stated therein or necessary to make the statements therein not misleading.  The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder.  The representations and warranties contained in this Section 2.10 will not apply to the failure of the Proxy Statement or any Other Filings to comply as to form as a result of, or statements or omissions included in the Proxy Statement or any Other Filings based upon, information supplied in writing to the Seller by Buyers or any of their respective directors, officers, Affiliates, agents or other representatives.

Section 2.11          Real Property.  The real property interests described in Section 2.11 of the Seller Disclosure Schedule constitute all of the real property interests to be transferred to each of the Acquired Companies pursuant to the Transfer.  Section 2.11 of the Seller Disclosure Schedule contains a complete and accurate description of all of real property interests, including the real property interests held in fee (the “Owned Real Property Interests”) and the real property interests held under lease (the “Leased Real Property Interests,” together with the Owned Real Property Interests, the “Real Property Interests”).  As of the date hereof, Seller (together with its Subsidiaries) has (i) good, insurable and marketable title to the Owned Real Property Interests, free and clear of Liens other than Permitted Liens (ii) and enjoys peaceful and undisturbed possession of the Leased Real Property Interests.  As of the Closing Date, the relevant Acquired Company indicated on Schedule A hereto shall have (i) good, insurable and marketable title to the Owned Real Property Interests, free and clear of Liens other than Permitted Liens, and (ii) the relevant Acquired Company enjoys peaceful and undisturbed possession of the Leased Real Property Interests.  With respect to the Real Property Interests, as of the date hereof, except as set forth on Section 2.11 of the Seller Disclosure Schedule, and as of the Closing Date or except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies (a) there are no pending or, to Seller’s Knowledge, threatened, condemnation, expropriation or taking proceedings against the Real Property Interests, and (b) there are no outstanding options or rights of first refusal to purchase or lease the Real Property Interests, or any portion thereof or interest therein to which Seller or any of the Acquired Companies are a party.

Section 2.12          Personal Property.

(a)           Section 2.12 of the Seller Disclosure Schedule sets forth each category of tangible personal property (the “Tangible Personal Property”) and intangible personal property (the “Intangible Personal Property”) to be transferred to each of the Acquired Companies pursuant to the Transfer which has a book value of Five Thousand Dollars ($5,000) or more.  As of the date hereof, Seller (together with its Subsidiaries) has good and valid title to the Tangible Personal Property and Intangible Personal Property, free and clear of all Liens other than Permitted Liens.  As of the Closing Date, the relevant Acquired Company indicated on Schedule A hereto shall have good and valid title to the Tangible Personal Property and Intangible Personal Property, free and clear of all Liens other than Permitted Liens.

(b)           As of the date hereof and as of the Closing Date, except as indicated in Section 2.12 of the Seller Disclosure Schedule, the Purchased Assets (i) constitute, in the aggregate, all the tangible or intangible personal property, fee and leasehold interests, assets and rights as are (A) used, or held for use in the conduct of the Business as presently conducted except for Excluded Assets, and (B) adequate for the purposes for which they are currently used.  As of the date hereof and the Closing Date, all such tangible Purchased Assets are in substantially the same or better operating condition and repair as they were as of April 22, 2009, normal wear and tear through the Closing Date excepted.  For the avoidance of doubt, the Purchased Assets also include certain Tangible Personal Property not presently used in the conduct of the Business.

Section 2.13          Tax Matters.

(a)           With respect to each of the Acquired Companies or the assets thereof as of the date hereof and as of the Closing Date, (i) all material returns and forms with respect to Taxes (collectively, “Tax Returns”) required to be filed have been filed in accordance with any applicable Laws, (ii) all material items of income, gain, loss, deduction and credit or other items (“Tax Items”) required to be included in each such Tax Return have been so included and all such material Tax Items and any other information provided in each such Tax Return is true, correct and complete in all material respects, and (iii) all Taxes shown to have become due under such Tax Returns have been paid when due.

(b)           With respect to each of the Acquired Companies, as of the date hereof and as of the Closing Date (i) there is no action, suit, Proceeding, written claim or assessment pending or proposed with respect to Taxes or with respect to any Tax Return and (ii) there are no liens for Taxes upon the Purchased Assets, except for Liens for Taxes not yet due and payable.

Section 2.14          Intellectual Property.

(a)           Section 2.12B of the Seller Disclosure Schedule sets forth each item of material Intellectual Property (as defined below) to be transferred to the Acquired Companies pursuant to the Transfer, including a complete list of patents and patent applications, trademark registrations and applications, copyright registrations and applications, and Internet domain names to be transferred to the Acquired Companies pursuant to the Transfer. Section 2.14(a) of the Seller Disclosure Schedule sets forth each item of material Intellectual Property (as defined below) that shall not be transferred and shall be Buyer’s responsibility to obtain same or similar applications at its discretion.

(b)           As of the date hereof and as of the Closing Date, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies, all registrations and applications set forth on Section 2.14(a) of the Seller Disclosure Schedule are in full force and effect, and, to the Knowledge of the Seller, are valid and enforceable, and have not been cancelled, abandoned or dedicated to the public domain; and all registration, maintenance and renewal fees necessary to preserve the rights of the Seller as of the date hereof and the applicable Acquired Company as of the Closing in connection with such Intellectual Property have been paid in a timely manner.

(c)           For purposes of this Agreement, the term “Intellectual Property” means all intellectual property rights of any kind or nature, including all U.S., foreign and multinational (i) trademarks, service marks, logos, trade names and corporate names, internet domain names, designs, slogans and general intangibles of like nature, including, without limitation, all goodwill, registrations and applications related to the foregoing, (ii) copyrights and mask works, including, without limitation, all registrations and applications related to the foregoing, (iii) patents and industrial designs (and the inventions embodied by the foregoing), including, without limitation, all continuations, divisionals, continuations-in-part, renewals, reissues and applications related to the foregoing, (iv) computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, and (v) trade secrets, technology, know-how, proprietary processes, formulas, algorithms, models, methodologies and other confidential information.

Section 2.15          Required Vote of the Seller Stockholders.  The affirmative vote of holders of a majority of the issued and outstanding shares of Seller Common Stock is the only vote of holders of securities of the Seller which is required to approve and adopt this Agreement and the transactions contemplated hereby (the “Seller Stockholder Approval”).

Section 2.16          Contracts.

(a)           Section 2.16(a) of the Seller Disclosure Schedule sets forth a list of all “contracts” to be assigned to the Acquired Companies pursuant to the Transfer (all contracts of the type described in this Section 2.16 being referred to herein as “Seller Contracts”).

(b)           As of the date hereof the Seller is not and, as of the Closing Date, none of the Acquired Companies is, in breach of or default under the terms of any Seller Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies.  As of the date hereof and as of the Closing Date, to the Knowledge of the Seller, no other party to any Seller Contract is in breach of or default under the terms of any Seller Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies.  As of the date hereof, each Seller Contract is a valid and binding obligation of the Seller, or Subsidiary of the Seller, which is party thereto and, to the Knowledge of the Seller, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.  As of the Closing Date, each Seller Contract is a valid and binding obligation of the Acquired Company which is party thereto and, to the Knowledge of the Seller, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 2.17          Exempt Wholesale Generator.  As of the date hereof, the Seller, through its Subsidiaries, possesses “exempt wholesale generator” status and has a “market based rate” tariff on file at the Federal Energy Regulatory Commission.  As of the Closing Date, the Acquired Companies receiving the Purchased Assets relating to Escondido and Chula Vista shall possess “exempt-wholesale generator” status and have a “market based rate” tariff on file with the Federal Energy Regulatory Commission.

Section 2.18          Full Disclosure.  As of the date hereof and as of the Closing Date, no statement contained herein contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein not misleading.  At the time provided, to the Knowledge of Seller, no written information delivered by or on behalf of Seller (or in connection with any transaction contemplated hereby) to Buyer in connection with the negotiation or performance by Seller of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained therein not misleading. As of the Closing Date, to the then-current Knowledge of Seller and without any investigation whatsoever, any change in the accuracy of any such written information is reasonably believed not to have had a Material Adverse Effect on the Acquired Companies.  For purposes of this Section 2.18, “written information” shall not include electronic mails themselves, but shall include the last distributed version of any information attached to the electronic mails.

Section 2.19          Finders or Brokers.  As of the date hereof and as of the Closing Date except for Bodington & Company, neither the Seller nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Transaction.

Section 2.20          Accuracy of Certain Documents Provided by Seller.  As of the date hereof and as of the Closing, the copies of the documents provided to Buyers and Guarantor listed in the Seller Disclosure Schedule at Section 2.5(c), Section 2.11 and Section 2.16(a) are true, correct and complete in all material respects.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYERS

Except as disclosed in the corresponding section of the disclosure schedule delivered by Buyers to the Seller immediately prior to the execution of this Agreement (the “Buyer Disclosure Schedule”) (it being agreed that (x) disclosure of any item in any section of the Buyer Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent from the face of such disclosure and (y) no reference to or disclosure of any item or other matter in the Buyer Disclosure Schedule shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to or disclosed in the Buyer Disclosure Schedule or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which either Buyer is a party exists or has actually occurred), each of the Buyers hereby represents and warrants to the Seller as of the date hereof as follows:

Section 3.1            Qualification; Organization, Etc.  Each of the Buyers and Guarantor is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.  Each of the Buyers and Guarantor is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on either Buyer.  The copies of each of the Buyers’ and Guarantor’s certificates of formation and limited liability company agreements have been delivered to the Seller are complete and correct copies thereof, each as amended through the date hereof (the “Buyer Organizational Documents”).  None of the Buyers or Guarantor is in violation of any provision of their respective Buyer Organizational Documents.

Section 3.2            Corporate Authority Relative to this Agreement; No Violation.

(a)           Each of the Buyers and Guarantor have the requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the Transaction.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective governing bodies of the Buyers and no other limited liability company proceedings on the part of either Buyer and Guarantor are necessary to authorize the consummation of the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by each of the Buyers and Guarantor and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto or thereto, this Agreement constitutes valid and binding agreements of each such Buyer and Guarantor, enforceable against each such Buyer and Guarantor in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditor’s rights generally or by principles governing the availability of equitable remedies).

(b)           Other than in connection with or in compliance with provisions of the DGCL, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by either of the Buyers or Guarantor of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on either of the Buyers.

(c)           The execution and delivery by either of the Buyers of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss, alteration or impairment of a material benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Buyers, the Guarantor or any of their respective Subsidiaries or result in the creation of any Lien upon any of the properties or assets of either Buyer or any of their respective Affiliates, (ii) conflict with or result in any violation of any provision of the Buyer Organizational Documents, or the certificate of incorporation or by-laws or other equivalent organizational documents, in each case, as amended, of Guarantor or any of the Buyers’ respective Affiliates, (iii) conflict with or violate any Laws applicable to either Buyer or Guarantor, any of their respective Subsidiaries or Affiliates or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, right, loss or Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such Buyer.

(d)           As of the relevant date, each of the Guarantor and Buyers (together with their respective Affiliates) is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for each such party, as the case may be, to take any action to be taken by such party pursuant to this Agreement and the Asset Management Agreements.

Section 3.3            Investigations; Litigation.  There is no investigation or review pending (or, to the Knowledge of either Buyer or Guarantor, threatened) by any Governmental Entity with respect to either Buyer, Guarantor or any of their respective Affiliates which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on either Buyer.  There are no actions, suits, inquiries, investigations or proceedings pending (or, to Knowledge of any of the Buyers or Guarantor, threatened) against or affecting either Buyer or their respective Affiliates, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of or before any Governmental Entity, in each case, which have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on either Buyer.

Section 3.4            Information Supplied.  None of the information supplied or to be supplied by either Buyer or Guarantor for inclusion or incorporation by reference in the Proxy Statement, if required, at the date such Proxy Statement is first mailed to stockholders of the Seller, and at the time of the Special Meeting, if required, will contain any untrue statement of a material fact or omit to state any material  fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.5            Acquisition of Membership Interests for Investment.  The Buyers are acquiring the Membership Interests for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Membership Interests.  Each Buyer understands that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, except under an exemption from such registration under such Securities Act and such laws.

Section 3.6            Investigation by Buyers; Reliance.  The Buyers are both an experienced and knowledgeable investor in the U.S. power generation business.  The Buyers have conducted their own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the business of the Acquired Companies and the Purchased Assets and acknowledges that the Buyers have been provided full access to the Due Diligence Materials for such purpose.  In entering into this Agreement, each Buyer has relied solely upon the express representations and warranties contained in Article II of this Agreement and its own investigation and analysis of the Purchased Assets, the Acquired Companies and their respective businesses and the Membership Interests, and, without in any way limiting the representations made in Section 2.18, each Buyer:

(a)           acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or any of their respective directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives other than those expressly set forth in Article II of this Agreement, whether or not any such representations, warranties or statements were made in writing or orally; and

(b)           acknowledges and agrees that, except as provided in Article II,  none of Seller, the Acquired Companies, or any of their respective directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of  the Due Diligence Materials.

Section 3.7            Financing Commitments.  Each Buyer has sufficient funds available (on hand or through fully enforceable committed lines of credit) to purchase, in accordance with the terms hereof, all of the Membership Interests and to pay all fees, expenses and payments related to the Transaction for which each Buyer is responsible.

Section 3.8            Finders or Brokers.  Neither the Buyers nor any of their respective Affiliates has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Transaction.

Section 3.9            “As Is” Sale.  EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE AS OF THE DATE OF THIS AGREEMENT OF SELLER SET FORTH IN THIS AGREEMENT, EACH OF THE BUYERS AND GUARANTOR UNDERSTANDS AND AGREES THAT THE PURCHASED ASSETS ARE BEING ACQUIRED, “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR CONDITION ON THE CLOSING DATE “WITH ALL FAULTS,” WHETHER LATENT OR PATENT, AND THAT BUYERS AND GUARANTOR ARE RELYING ON THEIR OWN EXAMINATION OF THE SAME.  EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH OF THE BUYERS AND GUARANTOR UNDERSTANDS AND AGREES THAT SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES AS TO LIABILITIES OF THE PURCHASED ASSETS, OPERATION OF THE PURCHASED ASSETS, THE TITLE, CONDITION, VALUE OR QUALITY OF THE SAME AND/OR THE PROSPECTS, RISKS AND OTHER INCIDENTS OF THE SAME AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.  WITHOUT IN ANY WAY LIMITING THE REPRESENTATIONS MADE IN SECTION 2.18, EACH OF THE BUYERS AND GUARANTOR FURTHER AGREES THAT NO DUE DILIGENCE MATERIALS OR OTHER INFORMATION OR MATERIAL PROVIDED BY, OR COMMUNICATION MADE BY SELLER OR ANY OF ITS REPRESENTATIVES WILL CONSTITUTE, CREATE OR OTHERWISE CAUSE TO EXIST ANY REPRESENTATION OR WARRANTY WHATSOEVER, WHETHER OR NOT EXPRESSLY DISCLAIMED BY THE FOREGOING.  EXCEPT FOR THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH OF THE BUYERS AND GUARANTOR HEREBY ASSUMES ALL RISK AND LIABILITY RESULTING OR ARISING FROM OR RELATING TO THE OWNERSHIP, USE, CONDITION, LOCATION, MAINTENANCE, REPAIR, OPERATION AND DEVELOPMENT OF THE REAL PROPERTY INTERESTS, OTHER THAN ANY LIABILITY ARISING FROM FRAUD OR WILLFUL MISCONDUCT OF SELLER OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, AGENTS, ADVISORS OR REPRESENTATIVES.

ARTICLE IV
COVENANTS AND AGREEMENTS

Section 4.1            Conduct of Business of the Acquired Company.  Except (i) as expressly permitted by this Agreement (including, for the avoidance of doubt, in connection with the consummation of the Transfer or in furtherance of the covenants set forth in this Article IV) or the Asset Management Agreements, (ii) as required by applicable Law or the regulatory requirements of Nasdaq or the Asset Management Agreements or (iii) unless Guarantor shall otherwise consent in writing, during the period from the date of this Agreement to the Closing Date, the Seller will conduct its operations applicable to the Purchased Assets in all material respects according to its ordinary and usual course of business, consistent with past practice, and the Seller will use its commercially reasonable efforts to preserve intact in all material respects its business organization and to preserve the goodwill of and maintain satisfactory relationships with its customers and those other persons having material business relationships with the Seller or any of its Subsidiaries, in each case that relate to the Purchased Assets. Without limiting the generality of the foregoing, and except as otherwise expressly permitted in this Agreement (including as permitted under Section 4.2) or the Asset Management Agreements, or as required by applicable Law or the regulatory requirements of Nasdaq, during the period specified in the preceding sentence, without the prior written consent of Guarantor, the Seller will not or permit the Acquired Companies to:

(a)           issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any membership interests of the Acquired Companies other than (i) to the Seller or any wholly-owned Subsidiary of the Seller, and (ii) as required under the Credit Facility;

(b)           amend or otherwise change the Acquired Company Organizational Documents;

(c)           except in connection with the Transfer, acquire or redeem, directly or indirectly, or amend any equity interests of the Acquired Companies;

(d)           except as permitted under Section 4.2 below, engage in or offer to make any acquisition, by means of a merger, consolidation or otherwise, of any business or division of the Acquired Companies or any sale, lease, encumbrance or other disposition of assets or securities of the Acquired Companies, in any case outside the ordinary course of business, or, except in the ordinary course of business and except in connection with actions expressly permitted pursuant to this Section 4.1, enter into, make any proposal for, renew, extend or amend or modify in any material respect, terminate, cancel, waive, release or assign any right or claim under, a Seller Contract or amend or terminate any Seller Contract or grant any release or relinquishment of any material rights under any Seller Contract;

(e)           except as required by the Credit Facilities, allow any of the Acquired Companies to  incur, create, assume or otherwise become liable for, or prepay, any indebtedness for borrowed money (including the issuance of any debt security);

(f)           except as required by the Credit Facilities, allow any of the Acquired Companies to assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of, or make any loans, advances or capital contributions to any other person;

(g)           mortgage, pledge or otherwise similarly encumber any of the Purchased Assets or the Membership Interests, or create, assume or suffer to exist any Liens thereupon, other than in the case of the Purchased Assets, Permitted Liens, and in the case of the Membership Interests, Buyer Created Liens, and other than Liens arising under the Credit Facility which shall be terminated at Closing;

(h)           change in any material respect any of the accounting, reserving, underwriting, claims or actuarial methods, principles or practices used by any of the Acquired Companies, or except as required by Law, GAAP or applicable statutory accounting principles;

(i)           other than in the ordinary course of business, after consultation with the Buyers, make or change any Tax election of any of the Acquired Companies, settle or compromise any Tax liability of any of the Acquired Companies, agree to an extension of the statute of limitations with respect to the assessment or determination of Taxes of the Acquired Companies, file any amended Tax Return of the Acquired Companies with respect to any Tax, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund or enter into any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, in each case of any of the Acquired Companies;

(j)           fail to use commercially reasonable efforts to keep in force its current pollution insurance policies or fail to provide reasonable insurance coverage with respect to Purchased Assets or the assets, operations and activities of the Acquired Companies up to and including the Closing Date;

(k)           make any distribution to the member of the Acquired Companies, other than distributions of cash or assignments of accounts receivable; or

(l)           authorize, commit or agree to take any of the foregoing actions.

Notwithstanding anything to the contrary contained in this Section 4.1 or in this Agreement, the Seller, and its Subsidiaries (including, prior to the Closing, the Acquired Companies) shall be permitted, without the consent of Buyers to take any and all actions as Seller may desire in connection with its ownership of the Excluded Assets, in its sole and absolute discretion, including transferring or paying any and all cash or cash equivalents held by the Acquired Companies to any person (including Seller).

Section 4.2            Solicitation.

(a)           Subject to Section 4.2(b), from the date of this Agreement until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article VII, the Seller shall not, and shall cause its Subsidiaries and take commercially reasonable efforts to cause its officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly: (i) initiate, solicit or knowingly encourage (including by way of providing information, it being understood that providing non-public information in the ordinary course of business will not, in and of itself, constitute encouragement hereunder) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto (other than to state only that they are not permitted to have discussions), or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, discussions or negotiations or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal.  As of the date of this Agreement the Seller shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any person conducted theretofore by the Seller, its Subsidiaries or any of its Representatives with respect to any Acquisition Proposal and use commercially reasonable efforts to cause to be returned or destroyed in accordance with the terms of the applicable confidentiality agreement any confidential information provided to such person on behalf of the Seller or any of its Subsidiaries.

(b)           Notwithstanding anything to the contrary contained in Section 4.2(a), if at any time following the date of this Agreement, (i) the Seller has received a written Acquisition Proposal from a third party that the Board of Directors of the Seller (acting upon the prior recommendation of the Special Committee, if then in existence) believes in good faith to be bona fide, (ii) the Seller has not breached this Section 4.2 in any material respect, (iii) the Board of Directors of the Seller (acting upon the prior recommendation of the Special Committee, if then in existence) determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal and (iv) after consultation with its outside counsel, the Board of Directors of the Seller (acting upon the prior recommendation of the Special Committee, if then in existence) determines in good faith that failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Seller under applicable Law, then the Seller may (A) furnish information with respect to the Seller and its Subsidiaries to the person making such Acquisition Proposal and (B) participate in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that the Seller will not, and will not allow its Subsidiaries to, and will use commercially reasonable efforts to cause its Representatives not to, disclose any non-public information to such person without first entering into a reasonable confidentiality agreement with such person.

(c)           If any Acquisition Proposal or other acquisition inquiry is made or submitted by any person or group of persons other than the Buyers or their respective Affiliates (a “Third Party”) prior to the Closing, then the Seller shall promptly (and in no event later than 48 hours after receipt of such Acquisition Proposal or acquisition inquiry) advise Buyers orally and in writing of such Acquisition Proposal or acquisition inquiry (including the identity of the Third Party) and shall provide Buyers with a copy of all written communications, documents or materials received from the Third Party promptly after receipt thereof.  The Seller shall keep Buyers informed with respect to: (i) the status of any such Acquisition Proposal and (ii) the status and material terms of any modification or proposed modification thereto.

(d)           Notwithstanding anything in Section 4.2(a)(ii) to the contrary, the Board of Directors of the Seller (acting upon the prior recommendation of the Special Committee, if then in existence) may, if it determines in good faith, after consultation with outside counsel, that the failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Seller under applicable Law: (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Buyers, the Seller Board Recommendation; approve, recommend or endorse, or propose publicly to approve, recommend or endorse, any Acquisition Proposal; or make other statements that are reasonably calculated or expected to have the same effect (a “Change of Board Recommendation”); and/or (y) if the Seller receives an Acquisition Proposal which the Board of Directors of the Seller (acting upon the prior recommendation of the Special Committee, if then in existence) concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after considering all of the adjustments to the terms of this Agreement which may be offered by the Buyers including pursuant to clause (ii) below, terminate this Agreement and enter into a definitive agreement with respect to such Superior Proposal (provided, that and in such event, the Seller concurrently enters into such definitive agreement); provided, however, that the Board of Directors of the Seller (acting upon the prior recommendation of the Special Committee, if then in existence) may not withdraw, modify or amend the Seller Board Recommendation in a manner adverse to the Buyers pursuant to the foregoing clause (x) (in the case where the Board of Directors of the Seller (acting upon the prior recommendation of the Special Committee, if then in existence) is considering another Acquisition Proposal) or terminate this Agreement pursuant to the foregoing clause (y) unless (A) the Seller shall not have breached this Section 4.2 and (B):

(i)           the Seller shall have provided prior written notice to the Buyers at least 72 hours in advance (the “Notice Period”) of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal); and

(ii)           prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Seller shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with the Buyers in good faith (to the extent the Buyers desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

(e)           The Seller agrees that any violations of the restrictions in this Section 4.2 by any Representative of the Seller or any of its Subsidiaries shall be deemed to be a breach of this Section 4.2 by the Seller.

(f)           For purposes of this Agreement, (i) “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Third Party relating to any (a) acquisition of assets of the Seller and its Subsidiaries (including securities of Subsidiaries of the Seller) equal to 20% or more of the Seller’s consolidated assets, (b) acquisition of 20% or more of the outstanding shares of capital stock or any other voting securities of the Seller, (c) tender offer (including a self-tender offer) or exchange offer that if consummated would result in any Third Party beneficially owning 20% or more of the outstanding shares of capital stock or any other voting securities of the Seller or (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Seller or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Seller, in each case other than the transactions contemplated hereby; and (ii) “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into an Acquisition Proposal (a) which, if consummated, would result in such Third Party (or in the case of a direct merger between such Third Party or any Subsidiary of such Third Party and the Seller, the equity holders of such Third Party) owning, directly or indirectly, 50% of the outstanding Seller Common Stock  or 50% of the consolidated assets of the Seller and its Subsidiaries, and (b) which is otherwise on terms and conditions which the Board of Directors of the Seller determines by a majority vote in its good faith (after consultation with its  financial advisor and outside legal counsel) and in light of all relevant circumstances and all the terms and conditions of such proposal and this Agreement, including any break-up fees, expense reimbursement provisions, conditions to consummation (taking into account all financing, regulatory and legal aspects, including the total Purchase Price payable hereunder and whether the Acquisition Proposal is subject to a financing contingency), to be more favorable from a financial point of view to the Seller’s stockholders than the Transaction.

(g)           Subject to Section 4.2(b), the Seller agrees not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar contract relating to, or designed to encourage the making of, an Acquisition Proposal to which Seller or a Subsidiary is a party under which the Seller or any Subsidiary has any rights and will use commercially reasonable efforts to enforce each such contract to the extent Seller determines, in its reasonable discretion, that enforcement thereof is necessary or desirable to give effect to the terms of this Section 4.2; provided, however, that the Guarantor shall be entitled to require Seller to enforce any such contact, at Buyer’s expense, in the event Seller determines not to enforce any such contract; provided further that nothing contained in the preceding proviso shall be deemed to relieve Seller from the obligation to exercise its reasonable discretion in making any determination whether to enforce any such contract.

(h)           Neither the Buyers nor any of their respective Affiliates shall take any action with the purpose of prohibiting (whether under any new or existing agreement) any lender from providing debt financing to any person making or contemplating making an Acquisition Proposal.

(i)           After consultation with outside counsel, the Board of Directors of the Seller, consistent with the exercise of its fiduciary duties, shall take such actions consistent with its obligations under this Agreement, as it deems reasonably required to assure the integrity of the process contemplated by this Section 4.2.

Section 4.3            Access to Information.

(a)           The Seller shall afford to the Buyers and to their Representatives reasonable access during normal business hours, throughout the period prior to the earlier of the Closing Date or the Termination Date, to the Purchased Assets and the Acquired Companies’ employees, agents, properties, contracts, commitments, true and correct copies of all reasonably available books and records maintained by Seller in respect of the Purchased Assets and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities Laws and shall use commercially reasonable efforts to cause its Representatives to furnish promptly to one another such additional financial and operating data and other information as to such entities’ respective businesses and properties as the other or its Representatives may from time to time reasonably request.  Each Buyer, on behalf of itself, its Affiliates and its Representatives, hereby agrees that such information shall be subject to the provisions of the Confidentiality Agreement between the Seller and Wellhead, dated as of June 10, 2008 (the “Confidentiality Agreement”).  Notwithstanding any provision of this Agreement to the contrary, the Seller shall not be obligated to make any disclosure in violation of applicable Laws or regulations.

(b)           Information obtained by Seller pursuant to Section 4.3(a) shall be subject on a reciprocal basis to the provisions of the Confidentiality Agreement.

Section 4.4            Stockholder Approval.  Unless this Agreement has been terminated pursuant to Section 7.1, the Seller, acting through its Board of Directors and in accordance with applicable Law, shall call a meeting of its stockholders (the “Special Meeting”) to be held as soon as reasonably practicable (and in any event within 45 days) after the SEC clears the Proxy Statement for the purpose of obtaining the Seller Stockholder Approval in connection with this Agreement and the Transaction.  Except in the event of a Change of Board Recommendation specifically permitted by Section 4.2(d), (a) the Proxy Statement shall include the Seller Board Recommendation, (b) the Board of Directors of the Seller shall use its commercially reasonable efforts to obtain from its stockholders the Seller Stockholder Approval in favor of the approval and adoption of this Agreement and (c) the Board of Directors shall publicly reaffirm the Seller Board Recommendation as promptly as practicable but in any event within 72 hours after any such request by the Buyers.

Section 4.5            Proxy Statement; Other Filings.  As promptly as reasonably practicable after the date of this Agreement (and in any event within 30 days assuming the Buyers timely supplies the information required from it and timely provides reasonable cooperation), the Seller shall prepare and file with the SEC, subject to the prior review, comment and approval of the Buyers (which approval shall not be unreasonably withheld or delayed), the Proxy Statement and any Other Filings as required by the Exchange Act.  Each of the Seller and the Buyers shall promptly obtain and furnish the information concerning itself and its Affiliates required to be included in the Proxy Statement and, to the extent applicable, the Other Filings.  Each of the Seller and the Buyers shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Proxy Statement or the Other Filings, and the Seller shall cause the Proxy Statement to be mailed to the Seller’s stockholders at the earliest reasonably practicable date after clearing comments received from the SEC.  If at any time prior to the Special Meeting, any information relating to the Seller, the Buyers, or any of their respective Affiliates, directors or officers should be discovered by the Seller or the Buyers, which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment, supplement or other filing incorporated by reference into the Proxy Statement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Seller in each case, as promptly as reasonably practicable.

Section 4.6            Commercially Reasonable Efforts; Consents and Governmental Approvals.

(a)           Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, to file or cause to be filed, all documents and to do, or cause to be done, all commercially reasonable things necessary, proper or advisable under applicable Laws to expeditiously consummate and make effective the transactions contemplated by this Agreement, including the consummation of the Transfer and including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, licenses, approvals, authorizations, permits or orders from Governmental Entities or other persons.

(b)           Without limiting the foregoing in Section 4.6(a), the Buyers and Guarantor agree to (i) use their commercially reasonable efforts to prepare any required filings with and submissions to the Federal Energy Regulatory Commission (“FERC Filings”) which the Seller or the Buyers determines should be made, in each case, with respect to the Transaction, the Acquired Companies and the transactions contemplated hereby as promptly as reasonably practicable, subject to prior review, comment, approval and execution of the Seller (which approval and execution shall not be unreasonably withheld or delayed)  but in any event, within ten (10) Business Days of the date hereof, which Seller shall cause to be filed promptly thereafter, and each of Seller, the Buyers and Guarantor agrees to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the FERC Filings, and each of the Seller, the Buyers and Guarantor shall use its commercially reasonable efforts to take or cause to be taken all commercially reasonable actions necessary, proper or advisable consistent with this Section 4.6 to cause the expiration or termination of the applicable waiting periods as soon as practicable, and (ii) reasonably cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Seller’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain as expeditiously as practicable any such consents, permits, authorizations, approvals or waivers. Buyers, Guarantor and Seller shall promptly inform the other parties hereto of any oral, and provide copies of any written, communication with a Governmental Entity regarding any such filings or information.  In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the date hereof, the parties hereto agree to cooperate and will use their commercially reasonable efforts to defend vigorously against it and respond thereto.

Section 4.7            Press Releases.  Each of the parties agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Seller and Guarantor (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated; provided, however, that the restrictions set forth in this Section 4.7 shall not apply to any release or announcement made or proposed to be made by the Seller pursuant to and in compliance with Section 4.2.

Section 4.8            Tax Matters.

(a)           Seller will prepare and file, or cause to be prepared and filed, any Tax Returns of the Acquired Companies for any taxable period beginning on or before the Closing and ending at the Closing Date.  The Buyers shall prepare and file, or cause to be prepared and filed, any Tax Returns of the Acquired Companies for any taxable period beginning after the Closing Date.  The Buyers agree to cooperate with Seller, and Seller agrees to cooperate with Buyers, to provide any information requested by Seller or Buyers, as the case may be, in order to prepare such returns.

(b)           The Buyers shall be liable for, and shall indemnify and hold Seller harmless from, any Taxes imposed on the Acquired Companies with respect to any period beginning after the Closing Date.

(c)           All real and personal property Taxes assessed on an annual basis, will be prorated between Seller and Buyers as of the Closing Date as provided in Section 1.3(b) based on the assumption that an equal amount of such Taxes applies to each day of the year, regardless of how any installment payments are billed or made, except that the Buyers will bear all supplemental or other state and local real and property Taxes which arise out of a change in ownership of the Acquired Companies and the Purchased Assets.  Seller shall pay its portion of such real and personal property Taxes to the Buyers on the Closing Date, and except as provided in the next sentence, shall have no further liability or obligation with respect to such Taxes.  If the amount of all real and personal property Taxes due for the 2009 year (commencing January 1, 2009) has not been assessed by the taxing authorities as of the Closing Date, then the amount of real and personal property Taxes as prorated between Seller and the Buyers for the 2009 tax year will be estimated on the basis of the 2008 tax year’s real and personal property Taxes and such amount will be subject to a true-up adjustment after the Closing Date based upon the actual amount of Taxes assessed.

(d)           After the Closing Date in the case of any audit, examination, or other proceeding with respect to Taxes for which Seller is or may be liable hereunder, the Buyers shall inform Seller within thirty (30) days of the receipt of any notice of such proceeding and shall keep Seller informed of the progress of such proceedings.  Seller shall be entitled to fully participate in any proceeding.  The Buyers shall not agree to any adjustments which affect taxable periods for which Seller is liable for payment of Tax without first receiving the consent of Seller, which consent shall not be unreasonably withheld.

(e)           All excise, sales, use, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar Taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the sale and transfer by Seller to the Buyers of the Membership Interests, shall be paid by the Buyers.

Section 4.9            No Prior Knowledge.  The Buyer and Guarantor represent and warrant to Seller that none of the Buyers or Guarantor has Knowledge of any assertion by a person not a party to this Agreement of any breach by Seller of any obligation of Seller pertaining to any representation, warranty, covenant or other agreement in this Agreement. Furthermore, the Buyers and Guarantor hereby agree that neither the Buyers nor any Affiliate of the Buyers shall have any claim or recourse against Seller or its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives with respect to any breach by Seller of any representation, warranty, covenant or other agreement under this Agreement or otherwise, if any of the Buyers, Guarantor or their respective Affiliates had Knowledge prior to the execution of this Agreement of such breach, and such breach shall be deemed waived for purposes of Sections 6.3 and 7.1.

Section 4.10          Mid-Sun Facility.  At no cost to Seller, at Seller’s request, Guarantor will act as manager of Seller’s Mid-Sun facility and, under the direction of Seller, perform all winding-up services required by Seller to complete the liquidation of assets and obligations related to that site. All such services shall be performed in accordance with the commercially reasonable directions of the Seller. Seller shall be free to terminate such appointment at any time in its sole discretion.

Section 4.11          Consultant Costs/MMC California Energy Commission Permits.  Seller shall bear all costs, including the costs of Bingham McCutchen LLP, of applying for and otherwise seeking to obtain certification for the Chula Vista Energy Upgrade Project from the California Energy Commission (the “CEC Permits”) through April 23, 2009. At, and to the extent of, Guarantor’s request, Seller shall use commercially reasonable efforts to continue or discontinue the pursuit of the CEC Permits on behalf of the Acquired Companies; provided, however, that Guarantor shall be responsible for (regardless of any termination or expiration of this Agreement), and shall promptly reimburse Seller to the extent paid by Seller, all such third-party costs incurred in connection with the continuation of such pursuit from April 24, 2009 until the earlier of the receipt of such CEC Permits or the date upon which Guarantor requests Seller to discontinue pursuit of the CEC Permits, irrespective of whether a Closing occurs.

Section 4.12          Storage and Demurrage Costs.  Guarantor has paid or shall immediately pay upon execution of this Agreement to the Seller, the amount of $585, which represents certain demurrage costs incurred by the Seller with respect to the Fortune Transformers stored by an Affiliate of Buyers for Seller. Guarantor has paid Seller the amount of $66,000, which represents the storage costs associated with the Chula Vista Turbines.

Section 4.13          Other Permits.  Seller, with the advice and consent of Guarantor, shall use commercially reasonable efforts to obtain the modification of the permits issued pursuant to Title V by the San Diego County Air Pollution Control District that are to be transferred to the Acquired Companies such that they shall allow usage of the currently installed Pratt & Whitney FT4 Twin Pack engines (or of substantially identical replacements thereof) at either Escondido or Chula Vista (the “Title V Permits Modification”).

Section 4.14          Upgrades; Remedial Matters.

(a)           Subject to the terms of this Section 4.14(a), Seller hereby acknowledges and agrees that to the extent any maintenance, improvement or upgrade effectuated by Buyers and/or Guarantor under Section 2.1(a) of the Asset Management Agreements involves removing any existing equipment (or component thereof) and replacing it with replacement equipment (or replacement component), each such item of replacement equipment and replacement component (“Replacement Property”) shall be the sole property of Buyers and/or Guarantor (as applicable), and the Seller Parties shall have no right, title or interest therein and Seller hereby disclaims, on its behalf and on behalf of its Subsidiaries and Affiliates, any interest therein. Moreover, Seller shall hold, or cause its Subsidiaries and Affiliates to hold, such Replacement Property for the Buyers and/or Guarantor (as applicable) as their agent and bailee and shall only accept instructions from the Buyers and/or Guarantor with respect to the treatment, storage, maintenance, use and disposition of same. To further evidence the Buyers’ and/or Guarantor’s ownership interest in the Replacement Property and the bailment created thereby, (i) upon Buyers’ and/or Guarantor’s request, Seller or another applicable Seller Party shall execute and deliver to Buyers and/or Guarantor one or more bailment agreements (or similar agreements) in form and substance reasonably satisfactory to all parties with respect to all such Replacement Property pursuant to which Seller or another applicable Seller Party acknowledges the creation and existence of such bailment and agrees to only accept instructions from the Buyers and/or Guarantor with respect to the treatment, storage, maintenance, use and disposition of such Replacement Property, and (ii) Seller on its behalf and on behalf of its Subsidiaries and Affiliates hereby authorizes the Buyers and Guarantor to prepare and file precautionary Uniform Commercial Code financing statements to put third parties on notice that, even though the Replacement Property may be located on the premises of Seller, its Subsidiaries or Affiliates and affixed to property of Seller, its Subsidiaries or Affiliates, such Replacement Property is, nonetheless, the exclusive property of the Buyers and/or Guarantor. No inference shall be taken that the filing of such financing statements vests any ownership interest or rights in Seller, its Subsidiaries or Affiliates to the Replacement Property and Seller, on its behalf and on behalf of its Subsidiaries and Affiliates, hereby expressly waives any such interest, nor shall any inference be taken that the filing of such financing statements reflects that a lien has been created in favor of the Buyers and/or the Guarantor on the Sellers’ property in violation of the Credit Facility. Seller shall use its commercially reasonable efforts to assure that in the event of any bankruptcy proceeding commenced by or against Seller, its Subsidiaries or Affiliates, under no circumstance shall any of the Replacement Property be considered “property of the estate” (as such term is contemplated in the “Automatic Stay” provision of 11 USC 362).

Seller hereby further acknowledges and agrees that to the extent any maintenance, improvement or upgrade effectuated by Buyers and/or Guarantor under Section 2.1(a) of the Asset Management Agreements involves refurbishing any existing equipment (or component thereof) (“Refurbishment”), Buyers and/or Guarantor shall constitute “mechanics,” “persons furnishing materials,” “artisans” and/or “laborers” for purposes of application of Article XIV, §3 of the California Constitution such that mechanics liens shall, upon Buyers and/or Guarantor satisfying the applicable procedural steps, be created in favor of Buyers and/or Guarantor (as applicable) in accordance with Section 3109 et. seq. of the California Civil Code (“Mechanics Lien Law”). Upon the creation of any such mechanics liens, Buyers and/or Guarantor shall be entitled to perfect its mechanics liens with respect to such Refurbishments in accordance with the Mechanics Lien Law.

If this Agreement is terminated for any reason, (i) Buyers or Guarantor shall be entitled to remove the Replacement Property upon replacement thereof, with the predecessor item of equipment (or component thereof) and (ii) if termination is pursuant to Section 7.1(a), Section 7.1(b), Section 7.1(d), Section 7.1(f), Section 7.1(g), Section 7.1(h) or by Seller pursuant to Section 7.1(c), Seller shall reimburse Buyers or Guarantor for all reasonable third-party costs expended by Buyers or Guarantor in connection with the Refurbishments and the installation and removal of the Replacement Property (including the reasonable fully burdened costs of Buyers’ or Guarantor’s internal labor) other than the costs of the removed Replacement Property, up to $500,000, which amount shall be invoiced to Seller at the time of termination and shall be payable to Buyers or Guarantor at the time the Deposit is returned to Buyers pursuant to Section 7.4; provided, however, that Buyers and Guarantor shall not be entitled to such reimbursement if there is a Total Loss Event (as defined in the Asset Management Agreements) and a Buyer receives a Total Loss Payment (as defined in the Asset Management Agreements) with respect to a Project (as defined in the Asset Management Agreements) under the applicable Asset Management Agreement; provided, further, that the maximum reimbursable amount in respect of the other Project shall be reduced to $250,000 in the event of such Total Loss Event. With the consent of Guarantor, not to be unreasonably withheld, Seller shall be entitled to offset and deduct from any such reimbursement, any amount due to Seller pursuant to the Asset Management Agreements. Upon completion of the Removal of the Replacement Property and reimbursement of the costs provided for in this Section 4.14(a), Buyers and Guarantor shall release any precautionary Uniform Commercial Code financing statements and release any mechanics liens.

(b)           Seller shall use reasonable commercial efforts to:

(i)           obtain prior to Closing an amendment, in a form acceptable to Seller but subject to the prior review, comment and approval of Guarantor (such approval not to be unreasonably withheld or delayed), of the Covenant and Agreement to Restrict Operation of RAMCO Peak Power Plant dated April 12, 2001, and recorded in the Official Records of San Diego County as Document #2001-0275691 (the “Covenant Agreement”), which amendment shall: (A) provide that the Covenant Agreement shall automatically terminate upon the removal of installed Pratt & Whitney FT4 Twin Pac engines located within the “Plant” as defined in the Covenant Agreement, completion of either the upgrades approved for Escondido via Conditional Use Permit and Zone Code Amendment 2007-28-CUP and 2007-04-AZ or upgrades that are reasonably expected to result in equivalent or better air quality (the “Condition”), and (B) require that upon the satisfaction of the Condition the parties to the Covenant Agreement shall record a termination agreement, quitclaim or other sufficient legal document in the official records of San Diego County to remove the Covenant Agreement from public record. The amendment (the “Covenant Agreement Amendment”) shall be subject to Guarantor's approval, which approval shall not be unreasonably withheld, conditioned or delayed, and must be given if the Covenant Agreement Amendment contains the provisions set forth in (A) and (B) above and does not impose any additional restrictions on the Plant, the Property as defined in the Covenant Agreement or related equipment, and/or impose any other material financial obligations or conditions on the Plant, Property or related equipment, and/or the Guarantor’s use of the Plant, Property or related equipment; and

(ii)          assist Guarantor in obtaining a modification (to the satisfaction of Guarantor) of the License Agreement dated December 4, 2002, with the North San Diego County Transit Development Board (the “NCTB”). Such modification (the “NCTB License Modification”) shall limit the right of the NCTB to require the removal of Escondido’s interconnection facilities from the NCTB right of way or license area,; provided, however, that obtaining the NCTB License Modification prior to the Closing shall not be a condition to Closing and shall not constitute a covenant required to be complied with or performed in connection with the Closing for purposes of Section 6.3(b).

Section 4.15          Excluded Assets.  Each of the parties hereto agrees that the Excluded Assets remain the sole property of the Seller (or its Subsidiaries, other than the Acquired Companies) and Buyers shall promptly take any and all commercially reasonable actions for the transfer and assignment of the Excluded Assets to Seller (or one or more of its Affiliates). At no cost to Seller, at Seller’s request, Guarantor and each of the Acquired Companies, under the direction of Seller, will use their commercially reasonable efforts to collect on behalf of Seller any accounts receivable included within the Excluded Assets. Without in any way limiting the foregoing, subject to Section 1.2(b), any revenue or payment paid or payable with respect to any of the Excluded Assets shall be for the account of Seller and, if received by Purchaser, shall be forthwith paid over to Seller.

Section 4.16          Asset Management Agreements.  At the request of Buyers, Seller has agreed to cooperate with Buyers immediately following the execution date hereof in order to execute the Asset Management Agreements (between Seller (or one or more of its Subsidiaries), on the one hand, and any of the Buyers or their designated Affiliate, on the other hand), in respect of Escondido and Chula Vista, in substantially the forms attached hereto as Exhibit B and Exhibit C, pursuant to which, among other things, Seller grants to such Buyer or its designated Affiliate the right to manage the operation of such facility (in the case of Chula Vista, on the later of July 1, 2009 or Buyer’s approval of the performance of the selective catalytic reduction equipment at the Chula Vista facility, and in the case of Escondido, on July 1, 2009).

Section 4.17          Callidus Early Closing Option.  Any of Buyers, Guarantor or their designated Affiliate shall have the option of acquiring the Callidus SCR Contracts at any time prior to the Closing by making a payment of $231,000 to Seller.

ARTICLE V
SURVIVAL AND INDEMNIFICATION

Section 5.1            Survival Periods.  All representations and warranties of the parties contained in this Agreement shall survive the Closing until 11:59 p.m. New York time on the date that is ninety (90) days from the Closing Date (the “Survival Period”) except as otherwise provided herein in connection with claims based on (i) Taxes, (ii) fraud or (iii) willful misconduct.  Except as otherwise provided herein, no claim may be brought against Seller or the Buyers based upon, directly or indirectly, any of the representations or warranties contained in this Agreement after the Survival Period.

Section 5.2            Seller’s Agreement to Indemnify.

(a)           Subject to the terms and conditions set forth herein, Seller shall indemnify and hold harmless the Buyers and their Representatives and their successors and assigns (collectively, the “Buyer Indemnitees”) from and against all liabilities, demands, claims, actions or causes of action, assessments, losses, damages, costs, and expenses (including, without limitation, reasonable attorneys’ fees and expenses), whether or not involving a third party claim (but specifically excluding any claim asserted against or incurred by any third party that purchases the Membership Interests or Purchased Assets subsequent to the Buyers’ purchase hereunder for which indemnification is not available to the Buyers under this Agreement), asserted against or incurred by any Buyer Indemnitee (collectively, “Buyer Damages”) as a result of or arising out of a breach of any covenant, undertaking, representation or warranty contained in this Agreement by Seller.

(b)           Seller’s obligation to indemnify the Buyer Indemnitees pursuant to Section 5.2(a) hereof (except for claims based on (i) Taxes, (ii) fraud or (iii) willful misconduct), is subject to the following limitations:

(i)           No indemnification shall be made by Seller unless the aggregate amount of Buyer Damages exceeds $50,000 and, in such event, indemnification shall be made by Seller only to the extent Buyer Damages exceed $50,000;

(ii)          In no event shall Seller’s obligation to indemnify the Buyer Indemnitees exceed Two Million Dollars ($2,000,000);

(iii)         The amount of any Buyer Damages shall be reduced by any amount received by a Buyer Indemnitee with respect thereto under any insurance coverage (less any costs incurred in connection with such recovery, including without limitation premium adjustments) or from any other party alleged to be responsible therefor.  The Buyer Indemnitees shall use reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility.  If a Buyer Indemnitee receives an amount under insurance coverage or from such other party with respect to Buyer Damages at any time subsequent to any indemnification provided by Seller pursuant to this Section 5.2, then such Buyer Indemnitee shall promptly reimburse Seller, as the case may be, for any payment made or expense incurred by Seller in connection with providing such indemnification up to such amount received by the Buyer Indemnitee (less any costs incurred in connection with such recovery, including without limitation premium adjustments);

(iv)         Seller shall be obligated to indemnify the Buyer Indemnitees only for those claims giving rise to Buyer Damages as to which the Buyer Indemnitees have given Seller written notice thereof prior to the end of the Survival Period.  Any written notice delivered by a Buyer Indemnitee to Seller with respect to Buyer Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Buyer Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof; and

(v)          In no event shall Seller be obligated to indemnify any Buyer Indemnitee or otherwise have any liability with respect to: (A) the operating conditions of the facilities and equipment at Chula Vista and Escondido to the extent such condition existed as of April 22, 2009; (B) the Covenant Agreement Amendment; (C) the NCTB License Modification; or (D) status of the CEC Permits.

(c)           Seller’s obligation to indemnify the Buyer Indemnitees pursuant to Section 5.2(a) hereof with respect to Buyer Damages, shall not include an obligation to indemnify the Buyer Indemnities in respect of any Taxes, interest, or penalties with respect to the sale or export of the Membership Interests or Purchased Assets for use outside the United States.

(d)           Notwithstanding anything to the contrary contained herein, the Seller hereby covenants and agrees to retain and not to distribute or otherwise use or dispose of an aggregate of $2,000,000 of cash assets after the Closing until the end of the Survival Period.

Section 5.3            Buyers’ and Guarantor’s Agreement to Indemnify.

(a)           Subject to the terms and conditions set forth herein, the Buyers and Guarantor shall, jointly and severally, indemnify and hold harmless Seller and its Representatives and their successors and assigns (collectively, the “Seller Indemnitees”) from and against all liabilities, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses), whether or not involving a third party claim, asserted against or incurred by any Seller Indemnitee (collectively, “Seller Damages”) as a result of or arising out of a breach of any covenant, undertaking, representation or warranty contained in this Agreement by either Buyer.

(b)           The Buyers’ and Guarantor’s obligation to indemnify the Seller Indemnitees pursuant to Section 5.3(a) hereof (except for claims based on (i) Taxes, (ii) fraud or (iii) willful misconduct), is subject to the following limitations:

(i)           No indemnification shall be made by either Buyer and Guarantor unless the aggregate amount of Seller Damages exceeds Fifty Thousand Dollars ($50,000) and, in such event, indemnification shall be made by the Buyers and Guarantor only to the extent the aggregate amount of Seller Damages exceed $50,000;

(ii)          In no event shall the Buyers’ and Guarantor’s obligation to indemnify the Seller Indemnitees exceed Two Million Dollars ($2,000,000), which in the event the Closing does not occur, shall be satisfied first from the Deposit;

(iii)         The amount of any Seller Damages shall be reduced by any amount received by a Seller Indemnitee with respect thereto under any insurance coverage (less any costs incurred in connection with such recovery, including without limitation premium adjustments) or from any other party alleged to be responsible therefor. The Seller Indemnitees shall use reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a Seller Indemnitee receives any amount under insurance coverage or from such other party with respect to Seller Damages at any time subsequent to any indemnification provided by the Buyers or Guarantor pursuant to this Section 5.3, then such Seller Indemnitee shall promptly reimburse the Buyers, as the case may be, for any payment made or expense incurred by the Buyers or Guarantor in connection with providing such indemnification up to such amount received by the Seller Indemnitee (less any costs incurred in connection with such recovery, including without limitation premium adjustments); and

(iv)         The Buyers and Guarantor shall be obligated to indemnify the Seller Indemnitees only for those claims giving rise to Seller Damages as to which the Seller Indemnitees have given the Buyers written notice thereof prior to the end of the Survival Period. Any written notice delivered by a Seller Indemnitee to the Buyers with respect to Seller Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Seller Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

Section 5.4            Third Party Indemnification.  The obligations of Seller to indemnify the Buyer Indemnitees under Section 5.2 hereof with respect to Buyer Damages and the obligations of the Buyers and Guarantor to indemnify the Seller Indemnitees under Section 5.3 hereof with respect to Seller Damages, in either case resulting from the assertion of liability by third parties (each, as the case may be, a “Third Party Claim”), will be subject to the following terms and conditions:

(a)           Any party against whom any Third Party Claim is asserted will give the indemnifying Party written notice of such Third Party Claim promptly after learning of such Third Party Claim, and the indemnifying Party may, at its option, undertake the defense thereof by counsel reasonably satisfactory to the indemnified Party. Failure to give prompt notice of a Third Party Claim hereunder shall not affect the indemnifying Party obligations under this Agreement, except to the extent the indemnifying Party is materially prejudiced by such failure to give prompt notice. If the indemnifying Party, within thirty (30) days after notice of such Third Party Claim, or such shorter period as is reasonably required, fails to assume the defense of such Third Party Claim, or if the indemnifying Party at any time thereafter shall fail to diligently maintain and prosecute such defense, the Buyer Indemnitee or the Seller Indemnitee, as the case may be, against whom such Third Party Claim has been made will (upon further notice to the indemnifying Party) have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk, and at the expense, of the indemnifying Party, subject to the right of the indemnifying Party to assume the defense of such Third Party Claim at any time prior to settlement, compromise or final determination thereof.

(b)           Anything in this Section 5.4 to the contrary notwithstanding, the indemnifying Party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (i) which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Seller Indemnitee or the Buyer Indemnitee, as the case may be, of a written release from all liability in respect of such action, suit or proceeding or (ii) for other than monetary damages to be borne by the indemnifying Party, without the prior written consent of the Seller Indemnitee or the Buyer Indemnitee, as the case may be, which consent shall not be unreasonably withheld.

(c)           The indemnifying Party and the indemnified Party shall cooperate fully in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought, including, but not limited to, by providing the other Party with reasonable access to employees and officers (including as witnesses) and other information.

(d)           Notwithstanding the foregoing, if an indemnified Party determines in good faith that there is a reasonable probability that a Third Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified Party may, by notice to the indemnifying Party, assume the exclusive right to defend, compromise or settle such Third Party Claim, but the indemnifying Party will not be bound by any determination of any Third Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

Section 5.5            Extent of Indemnification.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE INDEMNIFIABLE LOSS GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, GROSS, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH INDEMNIFIED PARTY. THE PARTIES AGREE THAT THIS STATEMENT CONSTITUTES A CONSPICUOUS LEGEND.

Section 5.6            Exclusive Remedy.  EXCEPT WITH RESPECT TO TAXES, FRAUD AND WILLFUL MISCONDUCT AND AS OTHERWISE PROVIDED BY THIS AGREEMENT, THE INDEMNITY PROVISIONS OF THIS ARTICLE V SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF EACH PARTY WITH RESPECT TO ANY CLAIMS ARISING FROM THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT AS OTHERWISE PROVIDED BY THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE REMEDIES SET FORTH IN THIS AGREEMENT, INCLUDING THE DEDUCTIBLES, LIABILITY LIMITS, SURVIVAL PERIOD, DISCLAIMERS AND LIMITATIONS ON REMEDIES, ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES WITH RESPECT TO ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (EXCEPT WITH RESPECT TO FRAUD, TAXES OR WILLFUL MISCONDUCT). EXCEPT WITH RESPECT TO TAXES, FRAUD AND WILLFUL MISCONDUCT AND AS OTHERWISE PROVIDED BY THIS AGREEMENT, EACH PARTY HEREBY RELEASES, WAIVES AND DISCHARGES, AND COVENANTS NOT TO SUE WITH RESPECT TO, ANY CAUSE OF ACTION OR CLAIM NOT EXPRESSLY PROVIDED FOR IN THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, CLAIMS UNDER STATE OR FEDERAL SECURITIES LAWS OR CLAIMS UNDER ENVIRONMENTAL LAWS, AVAILABLE AT COMMON LAW OR BY STATUTE.

Section 5.7            No Setoff.  Except as otherwise provided in this Agreement, none of the parties shall have any right to setoff any Buyer Damages or Seller Damages, respectively, against any payments to be made by either of them pursuant to this Agreement or otherwise.

Section 5.8            Insurance.  The indemnifying Party shall be subrogated to the rights of the indemnified Party in respect of any insurance relating to damages to the extent of any indemnification payments made hereunder.

Section 5.9            No Duplication.  Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

ARTICLE VI
CONDITIONS TO THE TRANSACTION

Section 6.1            Conditions to Each Party’s Obligation to Effect the Transaction.  The respective obligations of each party to effect the Transaction shall be subject to the fulfillment (or waiver by all parties) at or prior to the Closing of the following conditions:

(a)           The Seller Stockholder Approval shall have been obtained, all in accordance with applicable Law and the rules and regulations of Nasdaq;

(b)           No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or Governmental Entity which prohibits the consummation of the Transaction, and shall continue to be in effect;

(c)           The applicable waiting periods and any approvals applicable to the Transaction under the rules of the Federal Energy Regulatory Commission shall have expired or been earlier terminated or shall have been obtained, as applicable, and any other Governmental Approvals, including any applicable approvals under any antitrust, competition, power generation or investment Laws, required to be obtained for the consummation, as of the Closing, of the transactions contemplated by this Agreement, other than any such Governmental Approvals the failure of which to be obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies shall have been obtained (collectively, the “Required Approvals”); and

(d)           The Other Approvals shall have been obtained.

Section 6.2            Conditions to Obligation of the Seller to Effect the Transaction.  The obligation of the Seller to effect the Transaction is further subject to the fulfillment of the following conditions:

(a)           The representations and warranties of the Buyers and Guarantor contained herein (i) that are qualified as to materiality shall be true and correct in all respects and (ii) that are not so qualified shall be true and correct all material respects, as of the time they speak, except for changes specifically permitted by the terms of this Agreement;

(b)           The Buyers and Guarantor shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Closing;

(c)           Each Buyer shall have delivered to the Seller a certificate, dated the Closing Date and signed by its respective Chief Executive Officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied;

(d)           Short-form certificates of the Secretary of State of the State of Delaware as to the due organization and good standing of each Buyer and Guarantor, dated as of a date within five days before the Closing Date; and

(e)           Certified copies of resolutions duly adopted by each Buyer and Guarantor authorizing the transactions contemplated by this Agreement.

Section 6.3            Conditions to Obligation of the Buyers to Effect the Transaction.  The obligation of the Buyers to effect the Transaction is further subject to the fulfillment of the following conditions:

(a)           The representations and warranties of the Seller contained herein (i) that are qualified as to materiality shall be true and correct in all respects and (ii) that are not so qualified shall be true and correct in all material respects as of the time they speak, except for changes specifically permitted by the terms of this Agreement;

(b)           The Seller, shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Closing;

(c)           The Seller shall have delivered to the Buyers a certificate, dated the Closing Date and signed by its Chief Executive Officer certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied;

(d)           The Transfer shall have been consummated and the Acquired Companies shall have received all Purchased Assets;

(e)           A Membership Interest Assignment for each Membership Interest substantially in the form attached as Exhibit A (the “Membership Interest Assignment”) be duly executed by Seller (or its Subsidiary) and delivered to the Buyers;

(f)           The Seller shall have delivered to the Buyers a duly executed and acknowledged certificate of Seller in accordance with the Code and Treasury regulations, certifying the non-foreign status of Seller as provided under Treasury regulation Section 1.1445-2(b)(2);

(g)           Each of the managers and officers of the Acquired Companies (if any) have delivered to the Buyers and to the Acquired Companies written resignations from their positions as managers and officers of such entity effective as of the Closing;

(h)           The Seller shall have delivered to the Buyers a short-term certificate of the Secretary of State of the State of Delaware as to the due organization and good standing or existence, as applicable, of each of Seller and each Acquired Company dated as of a date within five days before the Closing Date;

(i)           The Seller shall have delivered to the Buyers a certified copy of resolutions duly adopted by Seller authorizing the transactions contemplated by this Agreement;

(j)           The Seller shall have delivered to the Buyers a certificate of the Secretary of the Seller certifying that attached to such certificate are true and complete copies of the Acquired Company Organizational Documents;

(k)           The Seller shall have delivered to the Buyers a title insurance policy in respect of the Real Property Interests and the Leased Real Property Interests, of which Seller shall bear $10,000 of the costs with the balance to be borne by the Buyers;

(l)            The Seller shall have delivered to the Buyers the Covenant Agreement Amendment;

(m)           The Title V Permits Modification shall have become effective; and

(n)           Seller shall have delivered to the Buyers true and correct copies of its books and records applicable to the Purchased Assets and the Membership Interests.

ARTICLE VII
TERMINATION

Section 7.1            Termination.  This Agreement may be terminated and the Transaction may be abandoned at any time (notwithstanding approval thereof by the Seller Stockholder Approval) prior to the Closing:

(a)           by mutual written consent of the Seller and Guarantor;

(b)           by either the Seller or Guarantor if (i) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action (including enactment of a statute, rule or regulation) restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable or (ii) any Governmental Entity shall have finally and non-appealably declined to grant any of the approvals of any Governmental Entity the receipt of which is necessary to satisfy the condition set forth in Section 6.1(c); provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall have used its commercially reasonable efforts to contest, appeal and remove such order, decree, ruling or action in accordance with Section 4.6;

(c)           by either the Seller or Guarantor if the Transaction shall not have been consummated on or before the later of (i) the date that is ninety (90) days following the date of this Agreement, plus (A) up to sixty (60) additional days to the extent necessary to obtain approval of the relevant Governmental Entities of the Transfer of the Material Seller Permits and/or (B) up to that number of additional days as shall equal the number of days elapsing between the time of the initial filing with the SEC of the Proxy Statement and the time the SEC notifies the Seller it has no further comments with respect thereto minus ten (10) days and (ii) the earlier of (A) the second Business Day following the date on which both of the Buyer EBITDA Notices (as defined in the Asset Management Agreements) shall have been delivered under the Asset Management Agreements (which may be delivered on different dates) and (B) 11:59 p.m., Pacific time, on August 31, 2009 (such later date, the “Outside Date”) unless the failure of the Closing to occur by the Outside Date shall be due to the failure of the party seeking to terminate this Agreement to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement.  Any additional days added pursuant to clauses (i) (A) and (i) (B) shall run concurrently;

(d)           by either the Seller or Guarantor if the Special Meeting shall have been convened and a vote with respect to the adoption of this Agreement by the Seller Stockholder Approval shall not have been obtained (unless the Special Meeting is adjourned or postponed to vote on the Transaction at a subsequent date, which in any event shall not be later than five days prior to the Outside Date);

(e)           by the Seller if there shall have been a breach of any of the covenants or agreements or a failure to be true of any of the representations or warranties set forth in this Agreement on the part of the Buyers or the Guarantor, which breach or failure to be true, either individually or in the aggregate and, in the case of the representations and warranties, measured on the date of this Agreement or, if provided herein, as of any subsequent date (as if made on such date), would result in the failure of the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, and which is not cured within the earlier of (i) the Outside Date and (ii) thirty (30) days following written notice to the party committing such breach, or which by its nature or timing cannot be cured within such time period; provided, however, that the notice provided in respect of such breach shall be delivered to the Buyers and Guarantor promptly following Seller’s discovery of such breach and, upon receipt of any such notice, Buyers and Guarantor shall use commercially reasonable efforts to cure the breach; and provided, that during such thirty (30) day period, Seller may not terminate this Agreement pursuant to Section 7.1(c) or this Section 7.1(e) so long as Buyers and Guarantor are using such commercially reasonable efforts and provided, further that the Seller shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if the Seller is then in material breach of any of its covenants or agreements contained in this Agreement such that the conditions in Section 6.3(a) or 6.3(b) are incapable of being satisfied;

(f)           by Guarantor if there shall have been a breach of any of the covenants or agreements or a failure to be true of any of the representations or warranties set forth in this Agreement on the part of the Seller (except the covenants and agreements in Sections 4.2 and 4.4 that provide a right of termination pursuant to Section 7.1(g) below), which breach or failure to be true, either individually or in the aggregate and, in the case of the representations and warranties, measured on the date of this Agreement or, if provided herein, as of any subsequent date (as if made on such date), would result in the failure of the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, and which is not cured within the earlier of (i) the Outside Date and (ii) thirty (30) days following written notice to the party committing such breach, or which by its nature or timing cannot be cured within such time period; provided, however, that the notice provided in respect of such breach shall be delivered to the Seller promptly following Buyers’ or Guarantor’s discovery of such breach and, upon receipt of any such notice, Seller shall use commercially reasonable efforts to cure such breach, and provided, that during such thirty (30) day period Guarantor may not terminate this Agreement pursuant to Section 7.1(c) or this Section 7.1(f) so long as Seller is using such commercially reasonable efforts, and provided further, that Guarantor shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if a Buyer or Guarantor is then in material breach of any of its covenants or agreements contained in this Agreement such that the conditions contained in Section 6.2(a) or 6.2(b) are incapable of being satisfied;

(g)           by Guarantor if (i) a Change of Board Recommendation shall have occurred, (ii) the Seller or its Board of Directors (or any committee thereof) shall enter into a letter of intent or definitive agreement for an Acquisition Proposal, (iii) within 72 hours of a request by Guarantor for the Seller to reaffirm the Seller Board Recommendation following the date any Acquisition Proposal or any material modification thereto is first published or sent or given to the stockholders of the Seller, the Seller fails to issue a press release that reaffirms the Seller Board Recommendation, or (iv) the Seller shall have failed to include in the Proxy Statement distributed to stockholders the Seller Board Recommendation;

(h)           by the Seller in accordance with and subject to the terms and conditions of Section 4.2(d); or

(i)            by the Seller if all of the conditions set forth in Sections 6.1 and 6.3 have been satisfied and the Buyers have failed to consummate the Transaction no later than three (3) Business Days after the satisfaction of such conditions.

Section 7.2            Written Notice of Termination.  The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h) or (i) of Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.7, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 7.3            Effect of Termination.  Other than as expressly provided for in Section 7.4, upon the date this Agreement is terminated or expires and the Transaction is abandoned pursuant to Section 7.1 (the “Termination Date”), this Agreement, except for the provisions of Section 4.14(a), Article V, Sections 7.2, 7.3 and 7.4, and Article VIII, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, stockholders or Affiliates; provided, however, that, subject to Article V and Section 7.4(b), nothing contained in this Section 7.3 shall relieve any party hereto with respect to any liability for its breach of this Agreement occurring prior to such termination or expiration or the surviving provisions thereafter.

Section 7.4            Fees and Expenses.

(a)           Whether or not the Transaction is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b)           Notwithstanding the foregoing:

(i)           If either the Guarantor and the Seller terminate this Agreement pursuant to Section 7.1(a) or the Guarantor or the Seller terminates this Agreement pursuant to Section 7.1(b), then pursuant to the Escrow Agreement, the Seller shall and the Buyers shall or shall cause Wellhead to issue a Joint Written Direction to the Escrow Agent to cause the Escrow Agent to release the Deposit to the Buyers simultaneously with (in the case of termination by the Seller) or within seven Business Days after (in the case of termination by the Guarantor) such termination.

(ii)           If the Guarantor terminates this Agreement pursuant to Section 7.1(c), then the Seller shall be entitled to retain, and the Buyers and the Guarantor shall thereby forever forfeit any claim for the return of, the Deposit and the Seller shall and the Buyers shall or shall cause Wellhead to issue a Joint Written Direction to the Escrow Agent or take such other action as is required or permitted under the Escrow Agreement to cause the Escrow Agent to release the Deposit to Seller; if the Seller terminates this Agreement pursuant to Section 7.1(c) , the Seller shall and the Buyers shall or shall cause Wellhead to issue a Joint Written Direction to the Escrow Agent to cause the Escrow Agent to release the Deposit to the Buyers simultaneously with such termination.

(iii)          If either the Guarantor or the Seller terminates this Agreement pursuant to Section 7.1(d), then the Seller shall and the Buyers shall or shall cause Wellhead to issue a Joint Written Direction to the Escrow Agent or take such other action as is required or permitted under the Escrow Agreement to cause the Escrow Agent to release the Deposit to the Buyers, and if the Seller enters into a definitive agreement with respect to an Acquisition Proposal within 12 months after the termination of this Agreement and such transaction is consummated, then the Seller shall pay to the Buyers an amount equal the Breakup Fee by wire transfer of same day funds to an account designated by Buyers promptly (but in no event less than seven Business Days) following the consummation of the transaction in respect of the Acquisition Proposal.

(iv)         If the Seller terminates this Agreement pursuant to Section 7.1(e), then (A) the Seller shall be entitled to retain, and the Guarantor and the Buyers shall thereby forever forfeit any claim for the return of, the Deposit, and (B) notwithstanding such termination, Seller shall continue to have the right to indemnification pursuant to Article V hereof in respect of any such breach giving rise to Seller’s right of termination.  The Seller shall and the Buyers shall or shall cause Wellhead to issue a Joint Written Direction to the Escrow Agent or take such other action as is required or permitted under the Escrow Agreement to cause the Escrow Agent to release the Deposit to Seller.

(v)          If the Guarantor terminates this Agreement pursuant to Section 7.1(f), (A) the Seller shall and the Buyers shall or shall cause Wellhead to issue a Joint Written Direction to the Escrow Agent or take such other action as is required or permitted under the Escrow Agreement to cause the Escrow Agent to release the Deposit to the Buyers, and (B) notwithstanding such termination, Buyers shall continue to have the right to indemnification pursuant to Article V hereof in respect of any such breach giving rise to Guarantor’s right of termination.   In addition, if the Guarantor terminates this Agreement pursuant to Section 7.1(f) and the Seller enters (I) into a definitive agreement with respect to an Acquisition Proposal within 12 months after the termination of this Agreement and such transaction is consummated, then the Seller shall pay to the Buyers an amount equal to the Breakup Fee by wire transfer of same day funds to an account designated by Buyers promptly (but in no event less than seven Business Days) following the consummation of the transaction in respect of the Acquisition Proposal.

(vi)         If (A) Guarantor terminates this Agreement pursuant to Section 7.1(g) or (B) the Seller terminates this Agreement pursuant to Section 7.1(h), then the Seller shall pay to the Buyers simultaneously with (in the case of termination by the Seller pursuant to subclause (B) of this Section 7.4(b)(vi)) or within seven Business Days after (in the case of termination by the Buyers pursuant to subclause (A) of this Section 7.4(b)(vi)) such termination, an amount equal to the Breakup Fee by wire transfer of same day funds to an account designated by Buyers.  In addition, the Seller shall and the Buyers shall or shall cause Wellhead to issue a Joint Written Direction to the Escrow Agent or take such other action as is required or permitted under the Escrow Agreement to cause the Escrow Agent to release the Deposit to Buyers.

(vii)        If the Seller terminates this Agreement pursuant to Section 7.1(i), then (A) the Seller shall be entitled to retain, and the Buyers and the Guarantor shall thereby forever forfeit any claim for the return of, the Deposit, and (B) notwithstanding such termination, Seller shall continue to have the right to indemnification pursuant to Article V hereof in respect of any such failure to consummate the Transaction.  The Seller shall and the Buyers shall or shall cause Wellhead to issue a Joint Written Direction to the Escrow Agent or take such other action as is required or permitted under the Escrow Agreement to cause the Escrow Agent to release the Deposit to Seller.

(c)           “Breakup Fee” means an amount in cash equal to five hundred fifty thousand dollars ($550,000), which Breakup Fee shall be paid (when due and owing) by wire transfer of immediately available funds to the account or accounts designated by the Buyers.

(d)           Each of the parties acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement.  The parties hereto agree and understand that in no event shall the Seller be required to pay the Breakup Fee on more than one occasion.  (Other than explicitly provided for in Section 1.2, Article IV, Article V, in this Section 7.4 or Article VIII, the parties agree that (i) any payment of the Break-Up Fee and return of the Deposit to the extent provided for above shall be the sole and exclusive remedy available to the Buyers and Guarantor with respect to this Agreement and the transactions contemplated hereby, and, upon payment of the applicable amount, the Seller, its Subsidiaries and its Affiliates shall have no further liability to the other parties thereunder.)

(e)           The Buyers and Guarantor acknowledge and agree that the Seller would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Buyers or Guarantor that gives rise to a right of termination in favor of Seller pursuant to Section 7.4(b)(iv) or Section 7.4(b)(vii) could not be adequately compensated in all cases by monetary damages alone and, under such circumstances, in addition to any other right or remedy to which Seller may be entitled under this Agreement, Seller shall be entitled to enforce the relevant provision(s) of this Agreement by a decree of specific performance, without posting any bond or other undertaking.

(f)           The Seller acknowledges and agrees that the Buyers and Guarantor would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Seller that gives rise to a right of termination in favor of Guarantor pursuant to Section 7.4(b)(v) could not be adequately compensated in all cases by monetary damages alone and, under such circumstances, in addition to any other right or remedy to which Buyers may be entitled under this Agreement, Buyers shall be entitled to enforce the relevant provision(s) of this Agreement by a decree of specific performance, without posting any bond or other undertaking.

Section 7.5            Amendment.  This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 7.6            Extension; Waiver; Remedies.

(a)           At any time prior to the Closing, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b)           The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

ARTICLE VIII
MISCELLANEOUS

Section 8.1            No Liability for Representations, Warranties and Agreements.  Except for claims for Taxes, fraud and willful misconduct or as otherwise specifically provided in this Agreement from and after the end of the Survival Period, Seller shall have no liability to the Buyers with respect to any inaccuracy or breach of any of the representations or warranties of Seller in this Agreement or any Related Documents. The covenants and agreements in this Agreement and in any certificate delivered in connection with this Agreement or any Related Document shall not survive the earlier of the end of the Survival Period or the termination of this Agreement under Article VII, as the case may be, unless otherwise expressly provided herein. Each party agrees that, except for the representations and warranties contained in this Agreement and the Related Documents, no party to this Agreement has made any other representations and warranties, and each party disclaims any other representations and warranties, made by itself or its Representatives with respect to the execution and delivery of this Agreement and the Related Documents or the transactions contemplated hereby and thereby, notwithstanding the delivery of disclosure to any other party or any party’s Representatives of any documentation or other information with respect to any one or more of the foregoing.

Section 8.2            Expenses.  Except as otherwise provided in this Agreement, whether or not the Transaction is consummated, all costs and expenses incurred in connection with the Transaction, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

Section 8.3            Counterparts; Effectiveness.  This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

Section 8.5            Jurisdiction; Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that only the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and, to the extent provided in Sections 7.4(e) and 7.4(f), to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State and City of New York or in New York state court located in the State and City of New York, this being in addition to any other remedy to which they are entitled hereunder. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State and City of New York or any New York state court located in the State and City of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State and City of New York.

Section 8.6            Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 8.7            Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and postage prepaid) or by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), addressed as follows and confirmed by email to the persons to be so notified as provided in Exhibit D, or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered and effective as of the later of the time (a) of receipt of a written notice or deemed receipt of a facsimile or (b) the email confirmation thereof.  Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification of change of address shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8            Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9            Date For Any Action.  In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 8.10          Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.11          Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto), the Membership Interest Assignment, the Escrow Agreement, the Escondido Asset Management Agreement and Chula Vista Asset Management Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.12          Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 8.13          Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14          Further Assurances.  From and after the Closing, Seller and its Subsidiaries and Buyers and their Affiliates shall each provide their commercially reasonable cooperation to each other to the end that the Purchased Assets and title thereto shall be fully and effectively transferred and conveyed to the Acquired Companies. Such cooperation shall include execution and delivery of such instruments, consents, notices, acknowledgements, applications and other documents, as may be reasonably requested by any party hereto. None of Buyers shall, for a period of four years after the Closing Date, dispose of or destroy any of the business records or files of Seller without first offering to turn over possession copies thereof to Seller, at Seller’s expense, by written notice to Seller at least thirty (30) days prior to the proposed date of such disposition or destruction. Buyers shall allow Seller and its representatives access to all business records and files transferred to Buyers pursuant to the terms of this Agreement during normal working hours at the principal place of business of Buyer, or at any location where such records are stored, and Seller shall have the right, at his own expense, to make copies of any such records and files. From and after the Closing Date, Buyers shall make available to Seller upon written request at Seller’s reasonable expense personnel of Buyers to assist Seller in locating and obtaining records and files transferred to Buyers pursuant to the terms of this Agreement.

Section 8.15          No Agency or Other Arrangement.  Nothing in this Agreement shall be construed to create a partnership, agency or other relationship between the parties or to make any party liable for the debts and obligations incurred by the other, except as specifically provided herein.

Section 8.16          Definitions.

(a)           References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).  References in this Agreement (except as specifically otherwise defined) to “Affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise.  References in the Agreement to “person” shall mean an individual, a corporation, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity.  References in this Agreement to “associate” shall have the meaning set forth in Section 12b-2 of the Exchange Act.

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 8.16:

“Asset Management Agreements” mean, collectively, the Chula Vista Asset Management Agreement and the Escondido Asset Management Agreement.

“Business” means the ownership and operation of the Seller’s power generating facilities located in Escondido and Chula Vista, California as historically operated by Seller.

“Buyer Created Liens” means any Liens created by, through or under, or arising as a result of the acts or omissions of, the Buyers or any of their respective Affiliates or representatives.

“Callidus SCR Contracts” means that Purchase Contract for Selective Catalytic NOX Reduction CO Oxidization Systems (SCR/CO), between MMC Energy, Inc. and Callidus Technologies, L.L.C., dated as of March 13, 2008 (Chula Vista SCR) and that Purchase Contract for Selective Catalytic NOX Reduction CO Oxidization Systems (SCR/CO), between MMC Energy, Inc. and Callidus Technologies, L.L.C., dated as of June 26, 2008 (Escondido SCR).

“Chula Vista” means that certain site and electric power generating facility leased by Seller’s Subsidiary that is located in Chula Vista, California.

“Chula Vista Asset Management Agreement” means an agreement to be executed between any of Buyers or their designated Affiliates and Seller in substantially the form attached hereto as Exhibit B.

“Chula Vista Turbines” means those turbines purchased by Seller pursuant to that GE Packaged Power, Inc. Contract for U.S. Based Sale of Equipment & Services MMC Energy Inc. Chula Vista Energy Upgrade Project dated January 25, 2008.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Credit Facility” means the Company’s $3.5 million secured credit facility with TD Banknorth.

“Current Asset Baseline Adjustment Amount” means the amount by which the “Operating Current Assets” are greater than or less than $225,883.00.  Operating Current Assets shall mean, as of the Closing Date, the spare parts and ammonia inventory owned by the Acquired Companies, any pollution insurance premiums which have been prepaid, any operating permits held the Acquired Companies, and any deposits held by the Acquired Companies, in each case after adding back any amortization of such items that has accrued since December 31, 2008, as described in Section 1.2 of the Seller Disclosure Schedule.

“Due Diligence Materials” means the agreements, records and other materials made available to any of the Buyers or Guarantor in connection with the potential sale of the Membership Interests as of the date of this Agreement, and all written responses to questions given to any of the Buyers, Guarantor or their respective Representatives by or on behalf of Seller as part of the Buyers’ and Guarantor’s due diligence process prior to the date of this Agreement.

“Escondido” means that certain site and electric power generating facility owned by Seller’s Subsidiary that is located in Escondido, California.

“Escondido Asset Management Agreement” means an agreement to be executed between any of Buyers or their designated Affiliates and Seller in substantially the form attached hereto as Exhibit C.

“Escrow Agreement” means the escrow agreement dated as of February 27, 2009, by and among the Seller and Wellhead, as the same may be amended from time to time.

“Fortune Transformer Contracts” means (i) the Purchase Contract for Generator Step-Up and Auxiliary Transformers & Accessories dated as of December 13, 2007, by and among Seller and Fortune Electric Co., Ltd. (“Fortune”), and (ii) the Purchase Contract for Unit Auxiliary Transformers & Accessories dated as of December 13, 2007, by and among Seller and Fortune.

“Fortune Transformers” means the equipment that is the subject of the Fortune Transformer Contracts.

“GAAP” means United States generally accepted accounting principles.

“Knowledge” of any person means the actual knowledge of the executive officers of such person.

“Material Seller Permits” means those Seller Permits indicated as Material Seller Permits on Schedule A hereto.

“Permitted Lien” means (i) any Lien for Taxes not yet due or delinquent; (ii) any statutory Lien (including mechanic’s, materialman’s, workman’s, repairman’s or similar Lien) arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent or which is being contested in good faith by Seller; (iii) Buyer Created Liens; (iv) with respect to Real Property Interests, any Liens that are not reasonably expected to materially interfere or conflict with or hinder the development, construction, operation or use of the Purchases Assets and (v) with respect to the Real Property Interests, any Liens to which the Buyers shall have waived or been deemed to have waived any objection.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Resource Adequacy Contracts” means those certain contracts between MMC Energy North America, LLC and Occidental Power Services Inc. identified as Items A.1 and B.1 in Section 2.16(a) of the Seller Disclosure Schedule.

“Special Committee” means the committee of the Seller’s Board of Directors formed for the purposes of evaluating strategic options.

“Tax” or “Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including, without limitation, any taxes in regard to income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth, withholding, social security, utility, workers’ compensation, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, together with any interest, penalties or additions with respect thereto and any interest in respect of such additions or penalties.

“Transaction” means the transactions contemplated by this Agreement.

“Wellhead Reports”  means (i) that certain Report of Inspection Findings for the Escondido Peaker Facility dated April 13, 2009, (ii) that certain Report of Inspection Findings for the Chula Vista Peaker Facility dated April 13, 2009, (iii) that certain Memorandum from Hal Dittmer to Paul Cummins dated April 14, 2009, (iv) that certain Letter from Wellhead Electric Company to Seller dated April 14, 2009, and (v) that certain Memorandum from Hal Dittmer to Joe Wagda dated April 14, 2009.

In addition, each of the following terms is defined on the pages set forth opposite such term:

Term	Section
Acquired Companies	1.1
Acquired Company Organizational Documents	2.3(c)
Acquisition Proposal	4.2(f)
Agreement	Introduction
Arbitrator	1.6
Breakup Fee	7.4(c)
Business Day	1.5
Buyer Damages	5.2(a)
Buyer Indemnitees	5.2(a)
Buyer Parties	Introduction
Buyers	Introduction
Buyer Disclosure Schedule	Article III

Term	Section
Buyer Organizational Documents	3.1
CEC Permits	4.11
Change of Board Recommendation	4.2(d)
CHM	Introduction
Claims	2.9(b)
Closing	1.5
Closing Date	1.5
Condition	4.14(b)
Confidentiality Agreement	4.3(a)
Covenant Agreement	4.14(b)
Covenant Agreement Amendment	4.14(b)
Deposit	1.3(a)
DGCL	2.3(b)
Effect	2.1(a)
EII	Introduction
Environmental Claims	2.6
Environmental Laws	2.6
Exchange Act	2.10
Excluded Assets	1.2(a)
Excluded Liabilities	1.2(b)
FERC Filings	4.6(b)
Funded Purchase Price	Recitals
Governmental Approvals	2.3(b)
Governmental Entity	2.3(b)
Guarantor	Introduction
Intangible Personal Property	2.12(a)
Intellectual Property	2.14(c)
IRS	1.6
Laws	2.5(a)
Leased Real Property Interests	2.11
Liens	2.1(b)
Material Adverse Effect	2.1(a)
Membership Interest Assignment	6.3(e)
Membership Interests	1.1
MMC 1	1.1(a)
MMC 2	1.1(b)
MMC 3	1.1(c)
MMC 1 Interests	1.1(a)
MMC 2 Interests	1.1(b)
MMC 3 Interests	1.1(c)
MMC Chula Vista	1.1
MMC CV Interests	1.1
MMC Escondido	1.1
MMC Escondido Interests	1.1

Term	Section
MMC NA Interests	1.1
MMC North America	1.1
Nasdaq	2.3(b)
NCTB	4.14(b)
NCTB License Modification	4.14(b)
Notice Period	4.2(d)(i)
Other Approvals	2.3(b)
Other Filings	2.10
Outside Date	7.1(c)
Owned Real Property Interests	2.11
Proxy Statement	2.10
Purchase Price	1.3(a)
Purchased Assets	Recitals
Real Property Interests	2.11
Refurbishment	4.14(a)
Replacement Property	4.14(a)
Representatives	4.2(a)
Required Approvals	6.1(c)
SEC	2.10
Securities Act	3.5
Seller	Introduction
Seller Board Recommendation	Recitals
Seller’s Closing Payment	1.3(b)
Seller Common Stock	2.2(a)
Seller Contracts	2.16(a)
Seller Damages	5.3(a)
Seller Disclosure Schedule	Article II
Seller Indemnitees	5.3(a)
Seller Organizational Documents	2.1(a)
Seller Parties	1.1(c)
Seller Permits	2.5(c)
Seller Stockholder Approval	2.15
Special Meeting	4.4
Superior Proposal	4.2(f)
Survival Period	5.1
Tangible Personal Property	2.12(a)
Tax Items	2.13(a)
Tax Returns	2.13(a)
Termination Date	7.3
Title V Permits Modification	4.13
Third Party	4.2(c)
Third Party Claim	5.4
Transfer	Recitals
Wellhead	1.3(c)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

WELLHEAD ELECTRIC EQUIPMENT, LLC

By:	San Joaquin Dryers, LP, Managing
Member
By: Fresno Cogen, Inc., its General Partner

	By:	/s/ Harold E. Dittmer
Name: Harold E. Dittmer
Title: President

CALIFORNIA HOLDINGS McCALL, LLC

By:	/s/ Harold E. Dittmer
Name: Harold E. Dittmer
Title: Managing Member

ESCONDIDO II, LLC

By:	Wellhead Electric Equipment, LLC,
its Manager
	By:	San Joaquin Dryers, LP, Managing
Member
		By:	Fresno Cogen, Inc., its General
Partner

		By:	/s/ Harold E. Dittmer
Name: Harold E. Dittmer
Title: President

MMC ENERGY, INC.

By:	/s/ Michael J. Hamilton
Name: Michael J. Hamilton
Title: Chairman and Chief Executive Officer